                                                                     Exhibit 2.1
                    ---------------------------------------


                            SHARE PURCHASE AGREEMENT


                                     among


                     PLASMA & MATERIALS TECHNOLOGIES, INC.,


                              ELECTROTECH LIMITED,


                        ELECTROTECH EQUIPMENTS LIMITED,

                             CHRISTOPHER D. DOBSON

                                      and


               THE OTHER SHAREHOLDERS OF ELECTROTECH LIMITED AND
                         ELECTROTECH EQUIPMENTS LIMITED


                    ---------------------------------------


                           Dated as of July 17, 1996

                    ---------------------------------------

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
ARTICLE I
PURCHASE AND SALE OF THE US SHARES AND ET SHARES..........................    2
    1.1      Purchase and Sale of Stock...................................    2
    1.2      Shareholder's Warranty and Waiver............................    2
    1.3      Consideration for US Shares..................................    2
    1.4      Consideration for ET Shares..................................    2
    1.5      Agreement of Shareholders....................................    3

ARTICLE II
CLOSING...................................................................    3
    2.1      Closing Date.................................................    3
    2.2      Deliveries of the Shareholders and ETE.......................    3
    2.3      Deliveries of Buyer..........................................    4

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF EACH OF THE SHAREHOLDERS................    4
    3.1      Title to Shares..............................................    4
    3.2      Authority....................................................    4
    3.3      No Violation.................................................    4
    3.4      Brokers......................................................    5
    3.5      No Agreements to Sell Shares.................................    5
    3.6      Regulation S Representations and Covenants...................    5

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE MAJORITY SHAREHOLDER................    7
    4.1      Corporate Organization.......................................    7
    4.2      Subsidiaries.................................................    8
    4.3      Share Capital; Title to ET Shares............................    8
    4.4      Authority....................................................    9
    4.5      No Violations or Consents....................................    9
    4.6      Litigation...................................................   10
    4.7      Financial Statements.........................................   10
    4.8      No Liabilities...............................................   11
    4.9      Absence of Certain Changes or Events.........................   11
    4.10     Insurance....................................................   12
    4.11     Employee Benefits and Pension Scheme.........................   12
    4.12     Material Contracts and Other Agreements......................   14
    4.13     Suppliers and Customers......................................   14
    4.14     Real Property................................................   14

                                      i.

                          --------------------------

                                                                           Page
                                                                           ----
    4.15     Condition of the Real Property; Rights of Use; Liabilities...   15
    4.16     Compliance with Laws.........................................   15
    4.17     Licenses and Permits.........................................   16
    4.18     Title to Assets..............................................   16
    4.19     Inventory....................................................   16
    4.20     Backlog......................................................   17
    4.21     Taxes........................................................   17
    4.22     Environmental Matters........................................   20
    4.23     Board of Directors and Shareholder Approval..................   21
    4.24     Brokers; Certain Expenses....................................   21
    4.25     No Agreements to Sell Companies..............................   21
    4.26     Related-Party Transactions...................................   21
    4.27     Employees; Labor Matters.....................................   22
    4.28     Proprietary Rights...........................................   23
    4.29     Disclosure...................................................   23

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER...................................   24
    5.1      Corporate Organization.......................................   24
    5.2      Subsidiaries.................................................   24
    5.3      Capital Stock................................................   25
    5.4      Buyer Shares.................................................   25
    5.5      Authority....................................................   25
    5.6      No Violations or Consents....................................   26
    5.7      Financial Statements and Reports.............................   26
    5.8      Litigation...................................................   27
    5.9      Absence of Certain Changes or Events.........................   27
    5.10     Insurance....................................................   28
    5.11     Employee Benefits............................................   28
    5.12     Employees; Labor Matters.....................................   28
    5.13     Material Contracts and Other Agreements......................   29
    5.14     Suppliers and Customers......................................   30
    5.15     Compliance with Laws.........................................   30
    5.16     Licenses and Permits.........................................   30
    5.17     Title to Assets..............................................   31
    5.18     Inventory....................................................   31
    5.19     Backlog......................................................   31
    5.20     Tax Returns and Audits.......................................   31
    5.21     Environmental and Safety Laws................................   32

                                      ii.

                          --------------------------

                                                                           Page
                                                                           ----
    5.22     Board of Directors Approval..................................   33
    5.23     Related-Party Transactions...................................   33
    5.24     Proprietary Rights...........................................   33
    5.25     Real Property................................................   34
    5.26     Disclosure...................................................   34
    5.27     Brokers......................................................   34

ARTICLE VI
COVENANTS AND AGREEMENTS..................................................   34
    6.1      Conduct of Business Prior to the Closing Date................   34
    6.2      Access to Properties and Records.............................   36
    6.3      Acquisition Proposals........................................   37
    6.4      Proxy Statement and Meeting of Buyer's Shareholders..........   37
    6.5      Indemnification by Buyer.....................................   38
    6.6      Indemnification by the Shareholders..........................   39
    6.7      General Indemnification Provisions...........................   40
    6.8      Best Efforts.................................................   40
    6.9      Consents.....................................................   41
    6.10     No Transfer..................................................   41
    6.11     Environmental Investigations.................................   41
    6.12     Delivery of Financial Statements and Other Documents.........   41
    6.13     Additional Payments at Closing...............................   42
    6.14     Company Employee Benefits and Stock Options..................   43
    6.15     Use of Company Information...................................   43

ARTICLE VII
CONDITIONS PRECEDENT......................................................   44
    7.1      Conditions to Each Party's Obligations.......................   44
    7.2      Conditions to the Obligations of the Shareholders............   44
    7.3      Conditions to the Obligations of Buyer.......................   45

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER.........................................   47
    8.1      Termination..................................................   47
    8.2      Termination Fee; Expenses....................................   47
    8.3      Effect of Termination........................................   48
    8.4      Amendment....................................................   48
    8.5      Waiver.......................................................   48
    8.6      Conduct Following Termination................................   48

                                     iii.

                          --------------------------

                                                                           Page
                                                                           ----
ARTICLE IX
MISCELLANEOUS.............................................................   49
    9.1      Survival.....................................................   49
    9.2      Meaning of "Best Knowledge"..................................   49
    9.3      Notices......................................................   49
    9.4      Headings; Agreement..........................................   51
    9.5      Publicity....................................................   51
    9.6      Entire Agreement.............................................   51
    9.7      Conveyance Taxes.............................................   51
    9.8      Company Pre-Closing Dividends................................   51
    9.9      Advance of Reimbursable Expenses.............................   52
    9.10     Assignment...................................................   52
    9.11     Counterparts.................................................   52
    9.12     Governing Law................................................   52
    9.13     Third Party Beneficiaries....................................   52

EXHIBITS
Exhibit A       Schedule of Consideration
Exhibit B       Nigel Wheeler Employment Agreement
Exhibit C       Form of Opinion of Riordan & McKinzie
Exhibit D       Form of Registration Agreement
Exhibit E       Form of Noncompetition Agreement
Exhibit F       Form of Opinion of Veale Wasbrough

                                      iv.

                            SHARE PURCHASE AGREEMENT
                            ------------------------


          SHARE PURCHASE AGREEMENT ("Agreement") dated as of July 17, 1996 among Plasma & Materials Technologies, Inc., a California corporation ("Buyer"), Electrotech Limited (registered no. 1373344), whose registered office is at Thornbury Laboratories, Littleton-Upon-Severn, Thornbury, Bristol, BS12-INP, United Kingdom ("ET"), Electrotech Equipments Limited (registered no. 939289), whose registered office is at Thornbury Laboratories, Littleton-Upon-Severn, Thornbury, Bristol, BS12-INP, United Kingdom ("ETE" and, together with ET, individually, a "Company," and collectively, the "Companies"), Christopher D. Dobson (the "Majority Shareholder") and the other shareholders of the Companies listed on Exhibit A hereto (individually, an "Other Shareholder" and collectively, the "Other Shareholders;" the Majority Shareholder and the Other Shareholders are sometimes herein collectively referred to as the "Shareholders").


                                R E C I T A L S:
                                - - - - - - - -

          A. The Shareholders collectively own all of the issued and outstanding share capital of each of the Companies (collectively, the "ET Shares").

          B. ETE owns all of the issued and outstanding share capital of Energy Transfer Systems, Inc., a Delaware corporation ("ET-US").

          C. Buyer wishes to directly purchase, and ETE wishes to sell, all of the issued and outstanding share capital of ET-US (the "US Shares").

          D. Buyer wishes to purchase and the Shareholders wish to sell the ET Shares.


                               A G R E E M E N T:
                               - - - - - - - - -

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions contained herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

                                 ARTICLE I

               PURCHASE AND SALE OF THE US SHARES AND ET SHARES

          1.1  Purchase and Sale of Stock.
               --------------------------

                    (a) Purchase and Sale of US Shares.  Subject to the terms
                        ------------------------------
               and conditions of this Agreement, immediately prior to the Closing (as defined below), ETE agrees to sell, assign, transfer and deliver to Buyer ownership of, with full title guarantee, the US Shares, together with all rights now or hereafter attaching thereto, and Buyer hereby agrees to purchase the same from ETE, for the consideration set forth in Section 1.3 below.

                    (b) Purchase and Sale of ET Shares.  Subject to the terms
                        ------------------------------
               and conditions of this Agreement, at the Closing, each of the Shareholders agrees to sell, assign, transfer and deliver to Buyer ownership of, with full title guarantee, all ET Shares held of record or beneficially by each such Shareholder, as set forth opposite each Shareholder's name on Exhibit A hereto, together with all rights now or hereafter attaching thereto, and Buyer agrees to purchase the same from each Shareholder for the consideration set forth in Section 1.4 below.

          1.2  Shareholder's Warranty and Waiver.  Each of the Shareholders
               ---------------------------------
warrants to Buyer that such Shareholder is entitled to sell and transfer to Buyer the full legal and beneficial ownership of the ET Shares held by him subject to the terms of this Agreement and that such shares are free and clear of any and all Encumbrances, as defined below. Each of the Shareholders hereby waives and agrees to procure the waiver of any restrictions on transfer, including without limitation, pre-emption rights, which may exist in relation to the ET Shares under the existing Articles of Association (the "Articles") of either of the Companies.

          1.3  Consideration for US Shares.  The consideration for the sale,
               ---------------------------
assignment, transfer and delivery of the US Shares to Buyer by ETE shall be Two Hundred Fifty Thousand Dollars (US$250,000), payable in cash.

          1.4  Consideration for ET Shares.  The consideration for the sale,
               ---------------------------
assignment, transfer and delivery of the ET Shares to Buyer (the "Purchase Price") shall be payable in cash and in shares of the Common Stock of Buyer, no par value per share ("Buyer's Common Stock"), as follows:

                    (a) An aggregate of Seventy-Five Million Dollars
               (US$75,000,000), less the sum of the Employee Bonus Amount, the

               Dobson Noncompetition Fee and the Wheeler Bonus (all as defined in Section 6.13 below), shall be payable by Buyer in cash at the Closing to each of the Shareholders in the respective individual amounts set forth opposite each Shareholder's name on Exhibit A hereto; and

                    (b) Buyer shall deliver Five Million Six Hundred Thousand
               (5,600,000) shares (the "Buyer Shares") of Buyer's Common Stock. Such shares shall be delivered to each of the Shareholders in the respective individual amounts set forth opposite each Shareholder's name on Exhibit A hereto.

          1.5  Agreement of Shareholders.  Each of the Shareholders hereby
               -------------------------
consents and agrees with the Companies, the other Shareholders and the Buyer to the allocation of the Purchase Price among the Shareholders in the manner set forth in Exhibit A hereto and each Shareholder additionally consents and agrees with the Companies, the other Shareholders and the Buyer to the payments to be made by or at the direction of the Buyer and the Companies pursuant to Section
6.13 hereof.


                                   ARTICLE II

                                    CLOSING

          2.1  Closing Date.  Subject to the fulfillment of the conditions
               ------------
precedent specified in Article VII (any or all of which may be waived in writing by the respective parties whose performance is conditioned upon satisfaction of such conditions precedent), the purchase and sale of the ET Shares and the US Shares shall be consummated at a closing (the "Closing") to be held at the offices of Veale Wasbrough, Solicitors, Orchard Court, Orchard Lane, Bristol BS1 5DS, United Kingdom as soon as practicable, but no later than five (5) days, following the satisfaction or waiver of all conditions precedent specified in
Article VII, or at such other time as Buyer and the Shareholders shall mutually agree after the satisfaction or waiver of all conditions precedent specified in
Article VII, provided that in no circumstance shall the Closing occur on or after December 31, 1996 (such date and time being herein referred to as the "Closing Date").

          2.2  Deliveries of the Shareholders and ETE.  At the Closing, each
               --------------------------------------
Shareholder shall deliver to Buyer, in form reasonably satisfactory to counsel for Buyer, (a) duly completed and signed transfers in respect of the ET Shares in favor of Buyer or as Buyer shall direct, together with the relevant certificates for the ET Shares, and (b) all of the agreements, documents and instruments required to be delivered by such Shareholder. Additionally, at the Closing, ETE shall deliver to Buyer duly completed and signed transfers in respect of the US Shares in favor of Buyer or as Buyer shall direct, together with the relevant certificates for the US Shares.

          2.3  Deliveries of Buyer.  At the Closing, Buyer shall deliver to
               -------------------
Veale Wasbrough, counsel for the Shareholders, on behalf of each Shareholder (whose receipt shall be a good discharge for the same) (a) payment of the cash portion of the Purchase Price with respect to each Shareholder in accordance with Section 1.4(a) hereof by wire transfer of immediately available funds in the amount thereof, (b) certificates evidencing the Buyer Shares, registered in the name of each Shareholder in accordance with Section 1.4(b) hereof, and (c) all of the agreements, documents and instruments required to be delivered to them at the Closing pursuant to this Agreement. Additionally, at the Closing, Buyer shall deliver to ETE payment of the cash amount set forth in Section 1.3 hereof.


                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                          OF EACH OF THE SHAREHOLDERS

          Except as disclosed in the letter of disclosure (the "Shareholders Disclosure Letter") delivered to Buyer in connection herewith and initialled by the Buyer and each of the Shareholders for identification, each of the Shareholders severally and not jointly represents and warrants to, and agrees with, Buyer as follows:

          3.1  Title to Shares.  Such Shareholder has good and marketable title,
               ---------------
and full beneficial ownership, in and to the ET Shares shown as being held of record by such Shareholder on Exhibit A hereto, and such ET Shares are, and on the Closing Date will be, free and clear of any and all liens, security interests, mortgages, deeds of trust, pledges, claims, rights of first refusal, options, equities, encumbrances, restrictions, preemptive or subscription rights or other rights of third parties ("Encumbrances"). There are no voting trusts or other agreements, arrangements or understandings with respect to the voting of any of the ET Shares to which such Shareholder is a party. Upon the consummation of the transactions contemplated by this Agreement, including delivery by Buyer of the consideration set forth in Section 1.4 hereof, Buyer will acquire good and marketable title to such ET Shares, free and clear of any and all Encumbrances.

          3.2  Authority.  This Agreement has been duly executed and delivered
               ---------
by such Shareholder and constitutes the legal, valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3.3  No Violation.  The execution, delivery and performance of this
               ------------
Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby will not (a) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such

Shareholder, (b) require the consent, waiver, approval or authorization of or any filing by such Shareholder with any person or governmental authority, or (c) violate, result (with or without notice or the passage of time, or both) in a breach of, or give rise to the right to terminate, accelerate or cancel any obligation under, or require the payment of any fee, or constitute (with or without notice or the passage of time, or both) a default under, any indenture, mortgage, lien, order, judgment, ordinance, regulation, decree or other agreement or instrument to which such Shareholder is subject or bound which, in any such case described in clauses (a) through (c), could reasonably be expected to materially and adversely affect or interfere in any way with such Shareholder's ability to consummate the transactions contemplated by this Agreement, or (d) result in the creation of any Encumbrance upon any of the ET Shares shown as being held of record by such Shareholder on Exhibit A hereto. There are no actions, proceedings, claims, complaints, grievances or investigations pending or, to the knowledge of such Shareholder, threatened against such Shareholder that could be reasonably expected to materially and adversely affect such Shareholder's ability to consummate the transactions contemplated by this Agreement.

          3.4  Brokers.  Such Shareholder has not paid or become obligated to
               -------
pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

          3.5  No Agreements to Sell Shares.  Except as contemplated by this
               ----------------------------
Agreement, such Shareholder has no legal obligation, absolute or contingent, to any other person, firm or entity to sell, directly or indirectly, capital stock, material assets or business of either Company or any Subsidiary or to effect any merger, consolidation, liquidation, dissolution, recapitalization or other reorganization of either Company or any Subsidiary or to enter into any agreement with respect thereto.

          3.6  Regulation S Representations and Covenants.
               ------------------------------------------

          (a) Such Shareholder understands and acknowledges that: (i) the Buyer Shares have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities or blue sky laws, and may not be offered, sold, transferred, pledged or otherwise disposed of in the United States or to, or for the account or benefit of, any "U.S. person" (as defined in Regulation S), unless they are registered under the Securities Act and any applicable state securities or blue sky laws in exemptions from such laws are available; and (ii) the Buyer Shares are being offered and sold in a manner intended to comply with the conditions contained in Regulation S, which permits securities to be sold in "offshore transactions" (as defined in Regulation S), subject to certain terms and conditions. Such Shareholder represents and warrants that he or she is not purchasing the Buyer Shares in any transaction or series of transactions that, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act.

          (b) Such Shareholder is not a "U.S. person" and is not acquiring the Buyer Shares for the benefit of any "U.S. person." Such Shareholder is knowledgeable, sophisticated and experienced in making, and qualified to make, decisions with respect to investments in securities such as the Buyer Shares and has requested, received, reviewed and considered all information he or she deems relevant in making a decision to acquire the Buyer Shares.

          (c) During the period of 40 days following the Closing (the "Restricted Period"), such Shareholder will not engage in any activity for the purpose of, or which may reasonably be expected to have the effect of, conditioning the market in the United States for the Buyer Shares, or offer, sell, transfer, pledge or otherwise dispose of the Buyer Shares in the United States or to, or for the account or benefit of a "U.S. person." Any proposed offer, sale, transfer, pledge or other disposition of any of the Buyer Shares prior to the end of the Restricted Period will be subject to the prior delivery by the Shareholder to the Buyer of: (i) a written certification that the Buyer Shares have not been offered or sold in the United States or to, or for the account or benefit of, any "U.S. person"; and (ii) a written certification of the proposed transferee, reasonably acceptable to the Buyer, confirming that such transferee is outside the United States, is not a "U.S. person," and that the transfer is otherwise permissible under Regulation S. Such Shareholder will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) the Buyer Shares otherwise than in compliance with the Securities Act, any applicable state securities or blue sky laws and any applicable securities laws of jurisdictions outside the United States, and the rules and regulations promulgated thereunder.

          (d) Such Shareholder acknowledges that if he or she sells all or any part of the Buyer Shares in the United States, he or she (and/or certain persons who participate in any such sale) may be deemed, under certain circumstances, to be an "underwriter," as defined in Section 2(11) of the Securities Act. Such Shareholder understands that he or she should consult with United States legal counsel prior to offering or selling all or any part of the Buyer Shares in the United States.

          (e) During the period that is five business days immediately prior to the Closing, such Shareholder will not, and from the Closing and through the expiration of the Restricted Period, such Shareholder will not, directly or indirectly, execute or effect or cause to be executed or effected any short sale, option or equity swap transaction in or with respect to the Common Stock of Buyer or any other derivative security transaction, the purpose or effect of which is to hedge or transfer to a third party all or any part of the risk of loss associated with such Shareholder's ownership of the Buyer Shares.

          (f) Such Shareholder acknowledges and agrees that the certificates evidencing the Buyer Shares shall have a legend substantially as follows:

               "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CONTRACTUAL RESTRICTIONS PURSUANT TO WHICH, PRIOR TO [40 DAYS AFTER THE CLOSING] (THE "TERMINATION DATE"), NO OFFER, SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION (COLLECTIVELY, A "DISPOSITION") OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE UNLESS (A) THE DISPOSITION IS MADE OUTSIDE THE UNITED STATES AND TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY PERSON WHO IS NOT A "U.S. PERSON," AND (B) PRIOR TO SUCH DISPOSITION, THE BENEFICIAL OWNER OF SUCH SHARES AND THE PROPOSED TRANSFEREE SUBMIT A CERTIFICATION AS DESCRIBED IN THAT CERTAIN SHARE PURCHASE AGREEMENT PURSUANT TO WHICH THESE SECURITIES WERE ISSUED. SUCH CONTRACTUAL RESTRICTIONS TERMINATE ON, AND THIS LEGEND MAY BE REMOVED UPON PRESENTATION OF THIS STOCK CERTIFICATE TO THE TRANSFER AGENT OR THE ISSUER AT ANY TIME AFTER THE TERMINATION DATE."

          (g) Such Shareholder will be entitled to obtain from the Buyer's transfer agent (the "Transfer Agent") at any time from the first business day following the Restricted Period one or more substitute stock certificates without the restrictive legend described above upon surrender to the Transfer Agent of the stock certificate or certificates delivered pursuant to the preceding paragraph which, in the case of any holder subsequent to a Shareholder must be duly endorsed for transfer or surrender and, in any event, must be accompanied by payment of any amount necessary to be paid pursuant to any transfer tax or similar governmental charge relating to such transaction.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                          OF THE MAJORITY SHAREHOLDER

          Except as disclosed in the letter of disclosure (the "Company Disclosure Letter") delivered to Buyer in connection herewith and initialled by the Buyer and the Majority Shareholder for identification, the Majority Shareholder represents and warrants to Buyer as follows:

          4.1  Corporate Organization.  Each of the Companies is a corporation
               ----------------------
duly organized, validly existing and in good standing under the laws of England, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed could reasonably be expected, individually or in the aggregate, to have a material adverse effect upon the financial condition, prospects or results of operations of the Companies and the Subsidiaries considered as a whole (a "Company Material Adverse Effect"). True and complete copies of the Memorandum and Articles of each Company have been delivered to Buyer.

          4.2  Subsidiaries.  A true and complete list of all direct and
               ------------
indirect subsidiaries other than the Dormant Subsidiaries (each, a "Subsidiary" and collectively, the "Subsidiaries") of each of the Companies is set forth in the Company Disclosure Letter. The Company Disclosure Letter also identifies the inactive subsidiaries of the Companies (the "Dormant Subsidiaries"). None of the Dormant Subsidiaries has any material assets or liabilities (contingent or absolute) and none presently engages in any business activity. Since March 31, 1996 no Company or Subsidiary has paid any amounts to any of the Dormant Subsidiaries, no amounts will be so paid at any time hereafter, and any net intercompany payables of the Company and its Subsidiaries to the Dormant Subsidiaries shall be forgiven or cancelled at the closing. As used in this
Article IV, references to a "Company" or the "Companies" shall, if appropriate given the context of the representations being made, include each relevant Subsidiary, even though no specific reference to any Subsidiary is so made.
Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, except that with respect to the U.K. Subsidiaries, such Subsidiaries have been duly registered in England and Wales under the Companies Act 1985. In each case such Subsidiaries have all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. All of the issued shares of capital stock of each such Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable, and are owned directly or indirectly by one of the Companies, free and clear of any and all Encumbrances. Except with respect to the ownership of the Subsidiaries by the Companies, neither Company nor any Subsidiary owns, directly or indirectly, any stock, partnership interest, joint venture interest or other security, investment or interest in any other corporation, organization, partnership, limited liability company or entity.

          4.3  Share Capital; Title to ET Shares.
               ---------------------------------

          (a) Capital Stock.  As of the date hereof, the authorized share
              -------------
capital of (i) ET consists in its entirety of five hundred seventy five (575) shares of (Pounds)1 each, of which five hundred seventy (570) are issued and outstanding, and (ii) ETE consists in its entirety of ten thousand (10,000) shares of (Pounds)1 each, eighty-two (82) of which are Class A Shares and nine thousand nine hundred and eighteen (9,918) of which are Class B shares, all of which are issued and outstanding. All of the issued shares of each of the Companies have been duly authorized and validly issued and are fully paid and non-assessable and except as set forth in the Company Disclosure Letter, free of preemptive rights with respect thereto and were issued in compliance with all applicable securities laws and regulations. There are no voting trusts or other agreements, arrangements or understandings with respect to the voting of the shares of the Companies to which either Company or, to the best knowledge (as defined in Section 9.2 hereof) of the Companies, any other person is a party. There are no registration rights, subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued share capital or other securities of either of the Companies and there are no outstanding contractual obligations of either of the Companies to repurchase, redeem or otherwise acquire or sell, issue or otherwise transfer any of the share capital thereof.

          (b) Title to Shares.  Exhibit A hereto sets forth the record ownership
              ---------------
of the ET Shares. To the best knowledge of the Companies, (i) each Shareholder has good and marketable title in and to the respective ET Shares set forth opposite such Shareholder's name on Exhibit A hereto, (ii) the ET Shares are, and on the Closing Date will be, free and clear of any and all Encumbrances, and
(iii) on the Closing, upon consummation of the transactions contemplated by this Agreement, including delivery by Buyer of the consideration set forth in Sections 1.3 and 1.4 hereof, Buyer will acquire good and marketable title to all of the ET Shares and the US Shares, free and clear of any and all Encumbrances.

          4.4  Authority.  Each Company has the full corporate power and
               ---------
authority to execute and deliver this Agreement and each other agreement contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery and performance by each Company of this Agreement and the consummation of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors and by the shareholders thereof, and no other corporate proceedings on the part of either Company are necessary to authorize the execution and delivery of this Agreement by such Company to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Company and constitutes the legal, valid and binding obligations of each Company, enforceable against each Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by each Company, and will constitute a legal, valid and binding obligation of each Company, enforceable against each Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.5  No Violations or Consents.  The execution, delivery and
               -------------------------
performance of this Agreement by the Companies and the consummation by them of the transactions contemplated hereby will not (a) violate or conflict with any provision of any law specifically applicable to their business or by which any property or asset of theirs is bound, (b) require the consent, waiver, approval, license or authorization of or any filing by them with any public authority (other than (i) if necessary, the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and applicable U.K./EEC antitrust statutes, and (ii) any other filings and approvals expressly contemplated by this Agreement), (c) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of theirs pursuant to any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which either of the Companies are subject or by which either Company or its respective properties or assets are bound, or (d) result in a loss or adverse modification of any license, permit, certificate, franchise or contract granted to or otherwise held by either of the Companies which, in any such case described in clauses (a) through (d), could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          4.6  Litigation.  There are no actions, proceedings, claims,
               ----------
complaints, grievances, investigations or unfair labor practice complaints or grievances or investigations (collectively, "Actions") pending or, to the best knowledge of the Companies, threatened against either Company, any Subsidiary or any of their assets or properties before any court or governmental or regulatory authority or body or arbitrator (an "Authority") which could reasonably be expected to have a Company Material Adverse Effect. There are no Actions pending or, to the knowledge of the Companies, threatened against either Company or any Subsidiary that could be reasonably expected to materially and adversely affect on their part the consummation of the transactions contemplated by this Agreement. None of the assets or property of either Company or any Subsidiary is subject to any order, judgment, injunction, writ or decree, which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          4.7  Financial Statements.  Each Company has previously delivered to
               --------------------
Buyer its financial statements for the years ended June 30, 1991, 1992, 1993, 1994 and 1995, as audited by Watts Gregory & Daniel, which financial statements included (a) a consolidated profit and loss account for the year then ended, (b) a consolidated balance sheet as at such date, (c) a company balance sheet as at such date, (d) a consolidated cash flow statement for the year then ended, (e) a consolidated schedule of tangible fixed assets as at such date, (f) a company schedule of tangible fixed assets as at such date and (g) notes to the accounts for the year then ended (collectively, the "Audited Financial Statements").
Each Company has also previously delivered to Buyer its unaudited management accounts at March 31, 1996 (the "Unaudited Financial Statements," and collectively with the Audited Financial Statements, the "Financial Statements"). The Audited Financial Statements give a true and fair view of the Companies as at the date (the "Accounting Date") on which such accounts were made up and of the profits of each of the Companies for the accounting reference period ending on that date, comply with all current SSAP's applicable to a United Kingdom company and with the requirements of the Companies Act 1985 and with all other applicable legislation, and each of the said Audited Financial Statements properly reflect the financial position of each of the Companies as at the relevant Accounting Date and were prepared in accordance with the historical cost convention. "SSAP" for this purpose means a Statement of Standard Accounting Practice in force at the relevant Accounting Date as issued by the Institute of Chartered Accountants in England and Wales. The Unaudited Financial Statements have been prepared in accordance with the books and records of the Companies, contain no material inaccuracies, and follow the same principles as consistently applied to the Audited Financial Statements.

          4.8  No Liabilities.  Neither Company nor any Subsidiary has any
               --------------
material liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured), including without limitation, any liabilities due or to become due to any taxing authority having jurisdiction over such entities, except (a) liabilities reflected in, reserved against, or disclosed in the footnotes of, the balance sheet of such Company or Subsidiary at March 31, 1996 included in the Unaudited Financial Statements, and (b) liabilities, obligations or commitments incurred since March 31, 1996 in the ordinary course of such Company's or Subsidiary's business or that are not material to the business of the Companies and the Subsidiaries, taken as a whole.

          4.9  Absence of Certain Changes or Events.  Since March 31, 1996, each
               ------------------------------------
of the Companies and the Subsidiaries have conducted their respective businesses in the ordinary course and, except pursuant to this Agreement and the transactions contemplated hereby, there has not been any:

          (a) material adverse change in the financial condition, assets, liabilities, business, operations, results of operations or prospects of either Company or any Subsidiary or any other event or condition which in any one case or in the aggregate has materially and adversely affected either Company or any Subsidiary or any event or condition which it is reasonable to expect will individually or in the aggregate materially adversely affect the Companies and the Subsidiaries taken as a whole (any such event being herein referred to as a "Company Material Adverse Change");

          (b) declaration, waiver or payment of any dividend or other distribution or payment (whether in cash, shares or property) with respect to the share capital of either Company or any Subsidiary, or any redemption, purchase or other acquisition of any of the securities of any Company or Subsidiary, or any other payment to any shareholder of any Company or Subsidiary in its capacity as a shareholder;

          (c) issuance by either Company or any Subsidiary of, or commitment by any of them to issue, any share capital or obligations or any securities convertible into or exchangeable or exercisable for shares or other securities; or

          (d) indebtedness for borrowed money incurred by either Company or any Subsidiary or any commitment to incur indebtedness for borrowed money entered into by such Company or Subsidiary, or any loans made or agreed to be made to such Company or Subsidiary other than pursuant to commitments or credit facilities existing on March 31, 1996 and described in the Unaudited Financial Statements (or replacements thereof described in the Company Disclosure Letter).

          4.10  Insurance.  Each Company and Subsidiary has in full force
                ---------
policies of insurance issued by insurers of good repute insuring it and its properties and business against such losses and risks, and in such amounts, as in its best judgment, after advice from its insurance broker, are acceptable for the nature and extent of such business and its resources. No Company or Subsidiary is in default with respect to any material provision contained in any insurance policy, and none has failed to give any notice or present any existing claims it has under its insurance policies in a timely fashion.

          4.11  Employee Benefits and Pension Scheme.
                ------------------------------------

          (a) Except as set forth in the Company Disclosure Letter, there are no agreements, arrangements, customs or practice (whether legally enforceable or not) in operation for the provision of, or payment or contributions towards, and no Company or Subsidiary has any liability or obligation to pay, any "relevant benefits" (as defined in Section 612 of the United Kingdom Income and Corporation Taxes Act 1988 (the "Taxes Act of 1988")), pensions, gratuities, allowances, lump sums or other like benefits on or after retirement or death or during periods of sickness, accident, incapacity or disablement for the benefit of any employee or former employee of either Company or of any Subsidiary (each, an "Employee") or such Employee's dependents, nor has any proposal been announced or promise made to establish any such agreement, arrangement or practice.

          (b) There have been disclosed to Buyer true and correct copies of (i) the current trust deed and rules governing the Companies' Retirement Benefit Scheme (the "Company's Scheme"), including deeds of alteration, (ii) the current explanatory booklet issued to members of the Company's Scheme, (iii) all announcements to members of the Company's Scheme (or to Employees concerning the Company's Scheme) other than announcements to members of the Company's Scheme generally which have been fully incorporated into the documents referred to in paragraph (d)(i) and (ii), (iv) the latest trustee's report and the latest financial statements of the Company's Scheme (the "Accounts"), (v) the most recent schedule of member benefits, indicating the number of Employees who are members of the Company's Scheme, category of membership, pensionable salary, prospective pension and death in service benefits and pension paid, (vi) schedules of Employees, indicating name, sex, date of birth, date of joining the Companies or a Subsidiary, and current salary and (vii) schedules of benefit structures indicating the relevant benefits provided or to be provided for Employees under the Company's Scheme in respect of all different categories of membership.

          (c) To the best knowledge of the Companies, the pension arrangements of each Company and Subsidiary, including without limitation, the Company's Scheme (collectively, the "Pension Arrangements"), have, at all times, been administered in all material respects in accordance with all applicable laws, rules and regulations.

          (d) To the best knowledge of the Companies, no discretion or power has been exercised under the Company's Scheme in respect of the Employees to at any time provide benefits in excess of those specifically provided for in the Company's Scheme.

          (e) No undertaking or assurance (whether or not constituting a legal binding commitment) has been given to any Employee about the continuation of the Company's Scheme or any alteration to or exception from its terms or the increase or improvement of benefits.

          (f) There are not, at the date of this Agreement, any outstanding contributions due to or under any Pension Arrangement, or that may become due to or under any Pension Arrangement with respect to any period prior to the Closing, from any Company or Subsidiary or any Employee or former Employee, except with respect to any such outstanding contributions that have been reserved against in the Financial Statements or that have occurred in the ordinary course of business since April 1, 1996.

          (g) The Company's Scheme is exempt approved (within the meaning of Section 592(1) of the Taxes Act of 1988) and is contracted out (for the purposes of the Pension Schemes Act 1993) and, to the best knowledge of the Companies, there are not facts or circumstances which may cause the withdrawal of approval by the Inland Revenue or cancellation of the contracted out status by the Occupational Pensions Board.

          (h) In respect of any of the Employees: there are no Actions in progress, pending or, to the best knowledge of the Companies, threatened against the Company's Scheme, any of the Companies or Subsidiaries or any of their trustees; and, to the best knowledge of the Companies, there are no investigations, inquiries, complaints or disciplinary proceedings by or before any government body or the Pensions Ombudsman concerning the Company's Scheme and none are pending or threatened.

          (i) To the best knowledge of the Companies, the Company's Scheme has and the Companies and Subsidiaries and the trustee to the Company's Scheme and the Employees have in relation to the each Pension Arrangement in all material respects performed, observed and complied with, and each such Pension Arrangement has been administered in all material respects in accordance with, all requirements of all applicable laws, including without limitation, all relevant statutes and subordinate legislation of the United Kingdom and all relevant provisions of the law of the European Union, all applicable laws in relation to the trusts, powers and provisions of each such Pension Arrangement and all regulations, orders, contracts, agreements, licenses or obligations of whatsoever nature, including without limitation, requirements of the United Kingdom Inland Revenue or the Occupational Pensions Board and of trust law, which affect each such Pension Arrangement or its operation; and all exercises or purported exercises of powers or discretions in relation to each such Pension Arrangement, including without limitation, the power of amendment, have been in all material respects proper and valid exercises of those powers or discretions.

          4.12  Material Contracts and Other Agreements.  The Company Disclosure
                ---------------------------------------
Letter discloses (a) all agreements or contracts whether or not fully performed pursuant to which either Company or any Subsidiary has since July 1, 1995 acquired or disposed of any business or assets exceeding (Pounds)75,000 in value, other than sales of inventory or contracts with suppliers, each in the ordinary course of business; (b) all agreements containing covenants not to compete on the part of either Company or any Subsidiary or otherwise restricting the ability of such Company or Subsidiary in any material way to engage in its business; (c) all material notes, mortgages, indentures, letters of credit, guarantees, performance bonds and other obligations and agreements and other instruments for or relating to any lending or borrowing (including assumed debt) entered into by either Company or any Subsidiary or pursuant to which any properties or assets of any Company or Subsidiary are pledged or mortgaged as collateral; and (d) all agreements to which any of the Companies or Subsidiaries is a party containing provisions restricting or providing exclusive rights with respect to the development, manufacture or marketing of products which, after the Closing, would be applicable to the business or products of the Buyer or Buyer's Subsidiary (as defined in Section 5.2) by reason of the transactions contemplated by this Agreement.

          4.13  Suppliers and Customers.  The Companies have delivered to Buyer
                -----------------------
a list which accurately sets forth (a) the ten (10) largest suppliers of the Companies and the Subsidiaries (considered as a whole) for the nine months ended March 31, 1996 (the "Large Suppliers"), (b) the amount of all payments made to each Large Supplier for such fiscal period, (c) the ten (10) largest customers or groups of related customers of the Companies and the Subsidiaries (considered as a whole) for the nine months ended March 31, 1996 (the "Large Customers") and
(d) the amount of all payments made by such Large Customers for such fiscal period. No supplier is a sole source of supply of any good or service used by the Companies or by any Subsidiary. None of the Large Suppliers or Large Customers has canceled or otherwise terminated, or threatened in writing, by notice to any Company or Subsidiary, to cancel or otherwise terminate, its relationship with either Company or with any Subsidiary or, since March 31, 1996, decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to either Company or any Subsidiary or its usage or purchase of the products or services of such Company or Subsidiary, which, in any case, would result in a Company Material Adverse Change.

          4.14  Real Property.  The Company Disclosure Letter sets forth all
                -------------
freehold and leasehold real property of the Companies. All such freehold and leasehold real property is collectively referred to herein as the "Real Property." The Real Property comprises all land and premises owned, occupied or used by, or in the possession of, the Companies and Subsidiaries. The Companies have good and marketable title to the freehold Real Property, and true and correct copies of all leases concerning the leasehold Real Property have been delivered to the Buyer. There is appurtenant to the Real Property each right and easement necessary in all material respects for its existing and continued use.

          4.15  Condition of the Real Property; Rights of Use; Liabilities.
                ----------------------------------------------------------

          (a) Neither the Real Property nor any of its title deeds is subject to an encumbrance, agreement, obligation, condition, right, easement, exception, reservation, overriding interest (as defined in sub-section 70(1) of the Land Registration Act 1925) or other interest. There is no person in possession or occupation of, or who has or claims a right or interest of any kind in, the Real Property adversely to any Company's or Subsidiary's interest.

          (b) No Action concerning any Real Property is pending or, to the best knowledge of any Company or Subsidiary, threatened. To the best knowledge of each Company and Subsidiary, no matter exists which may give rise to a proceeding of that type. To the best knowledge of the Companies, there is no outstanding notice affecting the Real Property.

          (c) To the best knowledge of each Company and Subsidiary, there is no resolution or proposal for compulsory acquisition of the Real Property by a local or other authority.

          (d) Subject to the terms and conditions of the applicable leasehold agreements, where any Company or Subsidiary holds Real Property under a lease, tenancy or license, no person, including without limitation, the landlord or licensor, may bring the term to an end before the expiry of the lease, tenancy or license by effluxion of time (except by forfeiture). Subject to the terms and conditions of the applicable leasehold agreements, to the best knowledge of the Companies there is no matter which could (i) entitle or require a person, including without limitation, a landlord or licensor, to forfeit or enter on, or take possession of, or occupy, the Real Property, (ii) restrict or terminate the Company's or Subsidiary's continued and uninterrupted possession or occupation of the Real Property or (iii) prevent or restrict the Real Property's development for which planning permission has been or is expected to be obtained. No rent or fee payable in respect of any of the Real Property is, as of the date hereof, being reviewed except where such reviews could not reasonably be expected to result in rent increases exceeding (Pounds)150,000 annually, in the aggregate. No person, including without limitation, a landlord or licensor, has elected to waive an exemption from payment by any Company or Subsidiary of value added tax in respect of a payment made under the lease, tenancy or license.

          4.16  Compliance with Laws.  The Companies and the Subsidiaries are in
                --------------------
compliance with applicable laws, statutes, ordinances, rules and regulations, orders or other requirements, including without limitation, applicable franchise, building, planning, health, environmental, sanitation, safety, employment relations and other laws, ordinances or regulations, other than violations, if any, which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Neither Company nor any Subsidiary has received any notice from any person asserting a present or past failure by either Company or any Subsidiary to comply in any material respect with such laws, statutes, ordinances, rules, regulations, orders or other requirements.

          4.17  Licenses and Permits.  Each Company and Subsidiary has all
                --------------------
material governmental or regulatory licenses, permits and authorizations (all of which are in full force and effect) reasonably necessary to conduct its business as it is now being conducted, except for such governmental or regulatory licenses, permits and authorizations the absence of which could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and none of such governmental or regulatory licenses, permits and authorizations will be impaired as a result of the transactions contemplated by this Agreement, except in any case that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company or Subsidiary has received any notice to the effect that, or otherwise been advised that, it is not in compliance with, or that it is in violation of, any such governmental or regulatory licenses, permits and authorizations in a manner that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, to the best knowledge of each Company and Subsidiary, there are no currently existing circumstances that are likely to result in a failure of any Company or Subsidiary to comply with, or in a violation by any Company or Subsidiary of, any such governmental or regulatory licenses, permits or authorizations that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          4.18  Title to Assets.  The Companies and the Subsidiaries have good
                ---------------
and marketable title to all of the owned tangible personal property used in the conduct of their businesses, free and clear of all Encumbrances, except for assets disposed of in the ordinary course of business. Each Company and each Subsidiary has good and valid leasehold title to all leased tangible personal property leased by it from third parties, free and clear of all Encumbrances, except for imperfections which individually or in the aggregate could not reasonably be expected to cause a Company Material Adverse Effect, and subject to the rights of the lessor in and to such tangible personal property as is subject to hire, leasing or rental agreements.

          4.19  Inventory.  The value at which the inventory of each Company and
                ---------
Subsidiary is carried on each Company's consolidated balance sheet for the fiscal year ended June 30, 1995 (the "Consolidated Balance Sheet") and each Company's consolidated balance sheet for the quarter ended March 31, 1996 (the "March Balance Sheet"), as included in the Financial Statements, reflects the customary inventory valuation policy of each Company and its Subsidiaries and is in accordance with SSAP and the Companies Act 1985. Since March 31, 1996, the Companies and the Subsidiaries have in all material respects continued to replenish their inventory in the ordinary course of business consistent with past practice, and have not made any material change in their inventory policies or procedures.

          4.20  Backlog.  The Companies have delivered to Buyer a description of
                -------
each Company's and, to the extent applicable, each Subsidiary's backlog of orders believed firm at March 31, 1996, indicating each applicable customer, purchase order, type of product(s), scheduled shipment date(s), dollar amount(s) of scheduled shipment(s) and customer deposits or payments, if any, made with respect thereto.

          4.21  Taxes.
                -----

          (a) The Audited Financial Statements and, based upon information then available and reasonably believed to be adequate, the Unaudited Financial Statements, make full provision for all taxation for which each Company and Subsidiary was at each applicable Accounting Date or thereafter became or may hereafter become liable or accountable in respect of or by reference to any income, profit, receipt, gain, transaction, agreement, distribution or event which was earned, accrued, received, realized, entered into, paid, made or accrued on or occurred before such Accounting Date and proper provision was made therein for deferred taxation in accordance with SSAP, and each Company and Subsidiary has promptly paid or fully provided in its books of account for all taxation for which it has or may hereafter become liable or accountable in the period from the Accounting Date to closing.

          (b) All returns, computations and payments which should be or should have been made by each Company and Subsidiary for any taxation purpose have been made within the requisite periods and are up-to-date, correct and on a proper basis.

          (c) Since the relevant Accounting Date no further liability or contingent liability for taxation on any Company or Subsidiary has arisen or is likely to or will arise otherwise than as a result of transactions (not including distributions) entered into by such Company or Subsidiary in the ordinary course of trading after the relevant Accounting Date.

          (d) No Company or Subsidiary is aware of any circumstance which will or may, whether by lapse of time or the issue of any notice of assessment or otherwise, give rise to any dispute with any relevant taxation authority in relation to its liability or accountability for taxation, any claim made by it, any relief, deduction or allowance afforded to it, or in relation to the status or character of each Company and Subsidiary (whether as to its status as an unquoted trading private close company or as a member of any group) under or for the purpose of any provision of any legislation relating to taxation.

          (e) Each Company and Subsidiary has in all material respects duly deducted and accounted for all amounts which it has been obliged to deduct or withhold in respect of taxation and, in particular, has properly operated the PAYE system, by deducting tax, as required by applicable law, from all payments made, or treated as made, to its employees or former employees, and in all material respects accounted to the Inland Revenue for all tax so deducted and for all tax chargeable on benefits provided for its Employees or former Employees.

          (f) Each Company and Subsidiary is not nor will it become liable in any material respect to pay or make reimbursement or indemnity in respect of any taxation (or amounts corresponding thereto) in consequence of the failure by any person (other than either Company or any Subsidiary (the "Group")) to discharge that taxation within any specified period or otherwise, where such taxation relates to a profit, income or gain, transaction, event, omission or circumstance arising, occurring or deemed to arise or occur (whether wholly or party) prior to closing.

          (g) Each Company and Subsidiary has not since the relevant Accounting Date incurred nor has it become liable to incur after that date any material expenditure which will not be wholly deductible in computing its taxable profits, except for expenditure on the acquisition of an asset to be held otherwise than as stock-in-trade.


          (h) If any Company or Subsidiary is or any time during the six (6) years ended on March 31, 1996 has been a close company within the meaning of Sections 414 and 415 of the Taxes Act of 1988, no apportionment within Sections 423-430 of the Taxes Act of 1988 and Schedule 19 to the Taxes Act of 1988 has ever been made or threatened against any Company or Subsidiary nor are there circumstances under which any apportionment could be made; no loan or advance within Sections 419, 420 or 422 of the Taxes Act of 1988 has ever been made by any Company or Subsidiary; and each Company and Subsidiary has at all times been a "trading company" or a "member of a trading group" within paragraph 7 of
Schedule 19 to the Taxes Act of 1988.

          (i) Each Company and Subsidiary has not since March 31, 1996 made or received or agreed to make or receive any material surrender relating to group relief or the benefit of advance corporation tax otherwise than to or from another company in the Group.

          (j) Except solely with respect to profit or gain accruing to ETE by reason of the sale of the US Shares hereunder, the execution or completion of this Agreement will not result in any profit or gain being deemed to accrue to any Company or Subsidiary for taxation purposes.

          (k) Each Company and Subsidiary has not in the six (6) years ended on the date of this Agreement carried out or been engaged in any material transaction or arrangement in respect of which there may be substituted for the actual consideration given or received by any Company or Subsidiary a different consideration for any taxation purposes.

          (l) No Company or Subsidiary nor any other person has made any claim for roll-over relief or any other claim which affects or could affect the amount of the chargeable gains or allowable losses which would, but for such claim, arise on a disposal by the relevant Company of any of its assets.

          (m) Each Company and Subsidiary has duly registered and is a taxable person for the purposes of value added tax. Each Company and Subsidiary is not and has not been, for such purposes, a member of any group of companies (other than the Group), and no act or transaction has been effected in consequence whereof the Company is or may be held liable for any material value added tax chargeable against some other company except where that other company is a company in the Group.

          (n) No Company or Subsidiary has obtained any exemption or relief from United Kingdom stamp duty or capital duty which has become liable to forfeiture or obtained such exemption or relief in respect of a transaction carried out within the period in which it may become liable to forfeiture.

          (o) No Company or Subsidiary has given or been required to give any security for taxation.

          (p) No Company or Subsidiary has been or is now a party to any material transaction or arrangement containing steps inserted without any commercial or business purpose nor has it or any of its associates applied to the United Kingdom Inland Revenue or any other taxation authority for any clearance for taxation purposes in relation to any transaction or arrangement involving the relevant Company or Subsidiary.

          (q) In this subsection 4.21, "taxation" shall mean all forms of taxation, dues, duties, imposts, levies and rates of the United Kingdom or any other jurisdiction whenever and wheresoever charged, imposed or deducted together with all costs, charges, interests, penalties, fines relating to or arising in connection with any and all such taxes, dues, duties, imposts, levies and rates or any actual claim in respect thereof, including without limitation, income tax, PAYE, national insurance contributions, corporation tax, advance corporation tax, capital gains tax, value added tax, customs and other import duties, stamp duty, stamp duty reserve tax, withholding tax, capital duty, capital transfer tax and inheritance tax and any liability arising under Section 601 of the Taxes Act of 1988.

          (r) Notwithstanding anything contained herein to the contrary, each of the representations and warranties contained in this Section 4.21 shall only relate to those events, facts, conditions or circumstances that have or could reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

          4.22  Environmental Matters.
                ---------------------

          (a) To the best knowledge of each Company and Subsidiary, no land or other asset owned occupied, possessed or used by any Company or Subsidiary on or at any time before the date of this Agreement (i) contains or has contained (in the case of land, above or below ground) a hazardous substance or article, waste or other pollutant or contaminant, (ii) is or has been used for the deposit, storage, treatment or disposal or waste or sewage or (iii) is referred to or listed in a register of polluted or contaminated land, and no matter exists which might give rise to an entry in such a register.

          (b) To the best knowledge of each Company and Subsidiary, each Company and Subsidiary has obtained and received no notice of breach of the terms and conditions of each governmental or regulatory license, permit or authorization (collectively, the "Environmental Permits"), and all applicable legal and administrative requirements, concerned with the pollution or protection of the environment (including the disposal of waste) or harm to or the protection of the health of humans, animals or plants. No Company or Subsidiary is aware of any expenditure or work which is or will be necessary to comply with, maintain or obtain any such Environmental Permit. To the best knowledge of each Company and Subsidiary, no release or discharge or a hazardous substance or article, waste, sewage or other pollutant or contaminant has exceeded an allowed quota or limit prescribed or specified under any applicable legal or administrative requirement or in a condition to an Environmental Permit.

          (c) No Company or Subsidiary and, to the best knowledge of each Company and Subsidiary, no person for whose acts or defaults the relevant Company or Subsidiary may be vicariously liable is involved, or has during the five (5) years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding concerned with the pollution or protection of the environment, or harm to or the protection of the health of humans, animals or plants in any relevant jurisdiction. No civil, criminal, arbitration, administrative or other proceeding of that type is pending or, to the best knowledge of any Company or Subsidiary, threatened by or against any Company or Subsidiary or a person for whose acts or defaults any Company or Subsidiary may be vicariously liable. To the best knowledge of each Company and Subsidiary, no matter exists which might reasonably be expected to give rise to a proceeding of that type.

          (d) There is and has been no governmental or other investigation, enquiry or disciplinary proceeding relating to the pollution or protection of the environment, or harm to or the production of the health of humans, animals or plants, concerning any Company or Subsidiary and none is pending or, to the best knowledge of any Company or Subsidiary, threatened. To the best knowledge of each Company and Subsidiary, no matter exists which might give rise to an investigation, enquiry or proceeding of that type.

          (e) To the best knowledge of each Company and Subsidiary, no Company or Subsidiary has a liability (actual or contingent, or which might hereafter arise) to make good, repair, re-instate or clean up land or any other asset on or before the date of this Agreement owned, occupied, possessed or used by the relevant Company or Subsidiary.

          (f) Notwithstanding the foregoing, each of the representations or warranties contained in clauses (a) through (e) above shall only relate to those events, facts, conditions or circumstances that have or could be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

          4.23  Board of Directors and Shareholder Approval.  The Board of
                -------------------------------------------
Directors of each Company has unanimously approved the transactions contemplated by this Agreement. Such actions of the Board of Directors remain in full force and effect and no other action on the part of the Board of Directors or shareholders of any Company or Subsidiary shall be necessary to consummate the transactions contemplated by this Agreement.

          4.24  Brokers; Certain Expenses.  Except with respect to investment
                -------------------------
banking fees payable to Hambrecht & Quist (in the amount previously disclosed to the Buyer by the Companies which will be paid by Buyer at the Closing) and the payment to be made by the Company referred to in Section 6.13(iii), no Company or Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

          4.25  No Agreements to Sell Companies.  Except as contemplated by this
                -------------------------------
Agreement, no Company or Subsidiary has any legal obligation, absolute or contingent, to any other person, firm or entity to sell, directly or indirectly, capital stock, material assets (other than inventory in the ordinary course of business) or business of either Company or any Subsidiary or to effect any merger, consolidation, liquidation, dissolution, recapitalization or other reorganization of either Company or any Subsidiary or to enter into any agreement with respect thereto.

          4.26  Related-Party Transactions.  Except as described in the Company
                --------------------------
Disclosure Letter, since July 1, 1993 no director or executive officer of any Company or Subsidiary, nor any security holder owning more than 5% of the outstanding shares of either Company, nor any Associate or member of the immediate family of the foregoing persons (a) has engaged in any transaction, or series of similar transactions, to which either Company or any Subsidiary was or is to be a party, in which the amount involved exceeded or exceeds US$60,000, except in respect of compensation for services rendered as an employee in the ordinary course of business, (b) has owned, of record or beneficially, in excess of a 10% equity interest in, any business or professional entity that has made payments to, or received payments from, either Company or any Subsidiary in the aggregate exceeding US$60,000 in any full fiscal year, or (c) is or has been indebted to either Company or any Subsidiary at any time in an amount in excess of US$60,000. "Associate" shall mean, in relation to any person, a person who is connected with that person. Whether a person is so connected shall be determined in accordance with Section 839 of the Taxes Act of 1988 save that in construing Section 839 the term "control" shall have the meaning given by
Section 840 or Section 416 of the said Taxes Act of 1988 so that there shall be control wherever either of the said sections would so require.

          4.27  Employees; Labor Matters.
                ------------------------

          (a) There is no employment or other contract of engagement (written or otherwise) between any Company or Subsidiary and any of its directors or officers, other than at-will employment agreements equivalent in all material respects (except only as to position and compensation) to the forms previously delivered by the Companies to the Buyer. No Company or Subsidiary is a party to a consultancy contract with any such persons.

          (b) There is no employment contract between any Company or Subsidiary and any of its Employees which cannot be terminated by three months' notice or less without giving rise to a claim for damage or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

          (c) The Company Disclosure Letter includes true and complete copies of the employment contract of each director, other officer and Employee of each Company and Subsidiary entitled to remuneration at an annual rate, or an average annual rate over the last three financial years, of more than Forty Thousand Pounds Sterling ((Pounds)40,000).

          (d) The basis of the remuneration payable to each Company's directors, other officers and Employees is the same as that in force at March 31, 1996. No Company or Subsidiary is obligated to increase, nor has it made provision to increase, the total annual remuneration payable to its directors, other officers and Employees by more than five percent (5%) or to increase the rate of remuneration of a director, other officer or Employee entitled to annual remuneration of more than Forty Thousand Pounds Sterling ((Pounds)40,000).

          (e) No Company or Subsidiary owes any amount to a present or former director, other officer or Employee (or his or her dependent) other than for accrued remuneration or reimbursement of business expenses.

          (f) Each Company and Subsidiary has in all material respects complied with (i) each legally binding obligation imposed on it by, and each order and award made under, statute, regulation, code or conduct and practice, collective agreement, custom and practice relevant to the relations between it and its Employees or a trade union or the terms of employment or its employees and (ii) each recommendation made by the Advisory Conciliation and Arbitration Service and each award and declaration made by the Central Arbitration Committee.

          (g) Within the year ending on the date of this Agreement no Company or Subsidiary has (i) given notice or redundancies to the relevant Secretary of State or started consultations with a trade union under Part IV of the Employment Protection Act 1975 or failed to comply with its obligations under
Part IV of that Act or (ii) been a transferor or transferee in respect of a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) or failed to comply with a duty to inform and consult a trade union under those Regulations.

          (h) No Company or Subsidiary has any agreement or arrangement with, and does not recognize, a trade union, works council, staff association or other body representing any of its Employees. No Company or Subsidiary is involved in a dispute with a trade union, works council, staff association or other body representing any of its Employees.

          (i) No Company or Subsidiary has nor is proposing to introduce a share incentive, share option, profit sharing, bonus or other incentive scheme for any of its directors, officers or other Employees.

          (j) There is and has been no training scheme, arrangement or proposal in relation to any Company or Subsidiary in respect of which a levy may become payable by it under the Industrial Training Act 1982.

          4.28  Proprietary Rights.  Each Company and Subsidiary (a) owns or has
                ------------------
the right to use, free and clear of all Encumbrances, all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, licenses and similar rights with respect to the foregoing, necessary for and used in the conduct of its business as now conducted, to its best knowledge, without infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing, (b) is not contractually or, to its best knowledge, otherwise obligated to make any material payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trade secret, trademark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise, (c) has not received any notice of conflict with the asserted rights of others with respect to such matters, (d) owns or has the unrestricted right to use all trade secrets, including know-how, customer lists, inventions, designs, processes, computer programs and technical data used by it in the development, operation and sale of all products and services sold by it, to its best knowledge free and clear of any rights, liens or claims of others, and (e) to its best knowledge is not using any confidential information or trade secrets of others. A list of all patent, patent applications, trademarks, trademark applications, licenses and trade names which any Company or Subsidiary has taken action to obtain, perfect or protect by filings with any governmental agency are contained in the Company Disclosure Letter.

          4.29  Disclosure.  No representation or warranty by the Majority
                ----------
Shareholder in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.


                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                    OF BUYER

          Except as disclosed in the Letter of Disclosure delivered to the Companies and the Shareholders in connection herewith and initialled by the Buyer and the Majority Shareholder for identification (the "Buyer's Disclosure Letter"), Buyer represents and warrants to the Shareholders as follows:

          5.1  Corporate Organization.  Buyer is a corporation duly organized,
               ----------------------
validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed could reasonably be expected, individually or in the aggregate, to have a material and adverse effect upon the financial condition, prospects or results of operations of Buyer or Buyer's Subsidiary (as defined below), considered as a whole (a "Buyer Material Adverse Effect"). True and complete copies of the Certificate of Incorporation and the By-Laws of Buyer have been delivered to the Shareholders.

          5.2  Subsidiaries.  Buyer has one (1) wholly-owned subsidiary, PMT
               ------------
Korea, a corporation organized under the laws of the Republic of South Korea ("Buyer's Subsidiary"). Buyer's Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. All of the issued shares of capital stock of such Subsidiary have been duly and validly authorized and issued, are fully paid and non-assessable, and are owned directly by Buyer, free and clear of any and all Encumbrances. Except with respect to its ownership of Buyer's Subsidiary, its ownership of the capital stock of PMT CVD Partners, Inc. and its limited partnership interest in PMT CVD Partners, L.P., Buyer does not own, directly or indirectly, any stock, partnership interest, joint venture interest or other security, investment or interest in any other corporation, organization, partnership, limited liability company or entity. As used in this Article V, references to "Buyer" shall include Buyer's Subsidiary, except to the extent the context requires otherwise.

          5.3  Capital Stock.  The authorized capital stock of Buyer consists in
               -------------
its entirety of Fifty Million (50,000,000) shares of Buyer's Common Stock, of which, as of the date hereof, 8,692,065 are issued and outstanding, and Twenty Million (20,000,000) shares of Preferred Stock, no par value, of which, as of the date hereof, no shares were outstanding. All of the outstanding shares of Common Stock have been duly and validly authorized and issued, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. To the best of Buyer's knowledge, there are no voting trusts or other agreements, arrangements or understandings with respect to the voting of the capital stock of Buyer. Except as set forth in the Buyer Disclosure Letter, there are no preemptive rights, registration rights, subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Buyer and there are no outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire or sell, issue or otherwise transfer any shares of capital stock thereof.

          5.4  Buyer Shares.  The Buyer Shares have been duly authorized and,
               ------------
when issued as contemplated hereby at the Closing, will be validly issued, fully paid and non-assessable, will not be subject to any preemptive or other similar rights and will be delivered to each Shareholder free and clear of all Encumbrances, and each Shareholder will acquire good and marketable title to the Buyer Shares acquired by such Shareholder, subject to any transfer restrictions pursuant to applicable securities laws. The Buyer Shares are being issued pursuant to an available exemption from registration under the Securities Act of 1933, as amended, provided by Regulation S promulgated thereunder.

          5.5  Authority.  Buyer has the full corporate power and authority to
               ---------
execute and deliver this Agreement and each other agreement contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors. Upon approval by Buyer's shareholders of the issuance of the Buyer Shares to the Shareholders pursuant hereto, no other action on the part of Buyer will be necessary to authorize the execution and delivery of this Agreement by Buyer or the performance by Buyer of its obligations hereunder. This Agreement has been duly executed and delivered by Buyer, and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Each other agreement to be executed in connection with this Agreement on or prior to the Closing Date will be duly executed and delivered by Buyer, and will constitute a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting creditors' rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          5.6  No Violations or Consents.  The execution, delivery and
               -------------------------
performance of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby will not (a) violate or conflict with any provision of any law specifically applicable to Buyer or by which any property or asset of it is bound, (b) require the consent, waiver, approval, license or authorization of or any filing by Buyer with any public authority (other than (i) if necessary, the filing of a pre-merger notification report under the HSR Act and under applicable U.K./EEC antitrust statutes, (ii) in connection with or in compliance with the provisions of each of the Securities Act, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including without limitation, the filing of the Proxy Statement (as defined in Section 6.4(b), and (iii) any other filings and approvals expressly contemplated by this Agreement), (c) violate, conflict with, result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of Buyer pursuant to any provision of any charter or by-law, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which Buyer is subject or by which Buyer or any of its property or assets is bound, or (d) result in a loss or adverse modification of any license, permit, certificate, franchise or contract granted to or otherwise held by Buyer which, in any such case described in clauses (a) through (d), could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

          5.7  Financial Statements and Reports.  Buyer heretofore has delivered
               --------------------------------
to each Company true and complete copies of (a) the Company's Registration Statement on Form S-1 (the "Registration Statement") as declared effective by the Commission on August 23, 1995, (b) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the Commission, (c) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as filed with the Commission, and (d) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by it with the Commission subsequent to the filing of the Registration Statement, if any. The reports, statements and registration statements referred to in the immediately preceding sentence, including without limitation, any financial statements or schedules or other information incorporated by reference therein, are referred to in this Agreement as the "SEC Filings." As of the respective times such documents were filed with the Commission, the SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the SEC Filings ("Buyer's Financial Statements") were prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of Buyer as of the dates and for the periods indicated (subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described therein). Except as set forth in Buyer's Financial Statements, Buyer has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to March 31, 1996, (ii) obligations under real and personal property leases disclosed in Buyer's Financial Statements, and (iii) obligations incurred in the ordinary course of business and not required under GAAP to be reflected in Buyer's Financial Statements, which, individually or in the aggregate, are not material to the financial condition or operating results of Buyer. Buyer is in full compliance with the revenue recognition policies adopted and approved by its Board of Directors on January 17, 1996.

          5.8  Litigation.  There are no Actions pending or, to the best
               ----------
knowledge of Buyer, threatened against Buyer or any of the assets or properties thereof before any Authority which could reasonably be expected to have a Buyer Material Adverse Effect. There are no Actions pending or, to the knowledge of Buyer, threatened against Buyer that could be reasonably expected to materially and adversely affect Buyer's consummation of the transactions contemplated by this Agreement. None of the assets or property of Buyer is subject to any order, judgment, injunction, writ or decree, which could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

          5.9  Absence of Certain Changes or Events.  Since March 31, 1996, the
               ------------------------------------
Buyer has conducted its business in the ordinary course and, except pursuant to this Agreement and the transactions contemplated hereby, there has not been any:

          (a) material adverse change in the financial condition, assets, liabilities, business, operations, results of operations or prospects of the Buyer or any other event or condition which in any one case or in the aggregate has materially and adversely affected the Buyer or any event or condition which it is reasonable to expect will individually or in the aggregate materially adversely affect the Buyer (any such event being herein referred to as a "Buyer Material Adverse Change");

          (b) declaration, waiver or payment of any dividend or other distribution or payment (whether in cash, shares or property) with respect to the share capital of the Buyer, or any redemption, purchase or other acquisition of any of the securities of the Buyer, or any other payment to any shareholder of the Buyer in its capacity as a shareholder;

          (c) issuance by the Buyer of, or commitment by it to issue, any share capital or obligations or any securities convertible into or exchangeable or exercisable for shares or other securities other than pursuant to its 1991 Stock Option Plan and as contemplated by Section 7.3(g) hereof; or

          (d) indebtedness for borrowed money incurred by the Buyer or any commitment to incur indebtedness for borrowed money entered into by the Buyer, or any loans made or agreed to be made by the Buyer other than pursuant to commitments or credit facilities existing on March 31, 1996 and described in the Buyer Disclosure Letter.

          5.10  Insurance.  Buyer has in full force policies of insurance issued
                ---------
by insurers of recognized responsibility insuring Buyer and its properties and business against such losses and risks, and in such amounts, as in Buyer's best judgment, after advice from its insurance broker, are acceptable for the nature and extent of such business and its resources. Buyer is not in default with respect to any material provision contained in any insurance policy, and has not failed to give any notice or present any existing claims it has under its insurance policies in a timely fashion.

          5.11  Employee Benefits.  Buyer does not have any agreements,
                -----------------
arrangements, customs or practice (whether legally enforceable or not) relating to or providing for employee benefits, including pensions, gratuities, allowances, lump sums or other like benefits on or after severance, retirement or death, during periods of sickness, incapacity or disablement or otherwise for the benefit of any present or former employee of Buyer (a "Buyer Employee") or dependent or beneficiary of a Buyer Employee, including any retirement plan in which any Buyer Employee participates that is subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereof, nor has any proposal been announced or promise made to establish any such agreement, arrangement or practice.

          5.12  Employees; Labor Matters.
                ------------------------

          (a) There is no employment or other contract of engagement (written or otherwise) between the Buyer and any of its directors or officers, other than at-will employment agreements equivalent in all material respects (except only as to position and compensation) to the form previously delivered by the Buyer to the Companies. The Buyer is not a party to a consultancy contract with any such persons.

          (b) There is no employment contract between the Buyer and any Buyer Employee which cannot be terminated by three months' notice or less without giving rise to a claim for damage or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

          (c) The Buyer Disclosure Letter contains details of the terms of the employment contract of each director, officer and Buyer Employee entitled to remuneration at an annual rate, or an average annual rate over the last three financial years, of more than US$60,000.

          (d) The basis of the remuneration payable to the Buyer's directors, officers and Buyer Employees is the same as that in force at March 31, 1996.
The Buyer is not obligated to increase, nor has it made provision to increase, the total annual remuneration payable to its directors, officers and Buyer Employees by more than five percent (5%) or to increase the rate of remuneration of a director other officer or employee entitled to annual remuneration of more than US$60,000.

          (e) The Buyer does not owe any amount to any present or former director or officer of Buyer or Buyer Employee (or his or her dependent) other than for accrued remuneration or reimbursement of business expenses.

          (f) There is no agreement or arrangement between the Buyer and any Buyer Employee with respect to his or her ceasing to be employed or his or her retirement which is not included in the written terms of his or her employment or previous employment. The Buyer has not provided, or agreed to provide, a gratuitous payment or benefit to a director, officer or Buyer Employee or to any of their dependents.

          (g) The Buyer has not (i) incurred a liability for breach of termination of an employment contract, including without limitation, a redundancy payment, protective award and compensation or wrongful dismissal, unfair dismissal and failure to comply with an order for the reinstatement or re-engagement of an Employee, (ii) incurred a liability for breach or termination of a consultancy agreement or (iii) made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director, officer or Employee or to any of their dependents in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

          (h) The Buyer has in all material respects complied with (i) each obligation imposed on it by, and each order and award made under, any statute, regulation, code or conduct and practice, custom and practice relevant to the relations between it and its Employees.

          (i) The Buyer has no agreement or arrangement with, and does not recognize, a trade union, works council, staff association or other body representing any of its Employees. The Buyer is not involved in, and to the best knowledge of the Buyer, no matter exists which might give rise to, a dispute with a trade union, works council, staff association or other body representing any of its Employees.

          5.13  Material Contracts and Other Agreements.  The Buyer Disclosure
                ---------------------------------------
Letter discloses (a) all agreements or contracts whether or not fully performed pursuant to which the Buyer has since December 31, 1990 acquired or disposed of a material portion of its business or assets, other than sales of inventory or contracts with suppliers, each in the ordinary course of business; (b) all agreements containing covenants not to compete on the part of the Buyer or otherwise restricting the ability of the Buyer in any material way to engage in its business; (c) all material notes, mortgages, indentures, letters of credit, guarantees, performance bonds and other obligations and agreements and other instruments for or relating to any lending or borrowing (including assumed debt) entered into by the Buyer or pursuant to which any properties or assets of the Buyer are pledged or mortgaged as collateral; and (d) all agreements to which either Buyer or Buyer's Subsidiary is a party containing provisions restricting or providing exclusive rights with respect to the development, manufacture or marketing of products which, after the Closing, would be applicable to the business or products of any of the Companies or the Subsidiaries by reason of the transactions contemplated by this Agreement.

          5.14  Suppliers and Customers.  The Buyer has delivered to the Company
                -----------------------
a list which accurately sets forth (a) the ten largest suppliers of Buyer for the fiscal year ended December 31, 1995 ("Buyer's Large Suppliers"), (b) the amount of all payments made to each Buyer's Large Supplier for such fiscal period, (c) the ten largest customers or groups of related customers for the fiscal year ended December 31, 1995 (the "Buyer's Large Customers") and (d) the amount of all payments made by Buyer's Large Customers for such fiscal period. No supplier is a sole source of supply of any good or service used by Buyer. None of Buyer's Large Suppliers or Buyer's Large Customers has canceled or otherwise terminated, or threatened in writing, by notice to the Buyer, to cancel or otherwise terminate, its relationship with Buyer or, since March 31, 1996, decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to Buyer or its usage or purchase of the products or services of Buyer which, in any case, would result in a Buyer Material Adverse Change.

          5.15  Compliance with Laws.  Buyer is in compliance with applicable
                --------------------
laws, statutes, ordinances, rules and regulations, orders or other requirements, including without limitation, applicable franchise, building, zoning, health, environmental, sanitation, safety, labor relations and other laws, ordinances or regulations, other than violations, if any, which, individually or in the aggregate, could not reasonably be expected to have, a Buyer Material Adverse Effect. Buyer has not received any notice from any person asserting a present or past failure by Buyer to comply in any material respect with such laws, statutes, ordinances, rules, regulations, orders or other requirements.

          5.16  Licenses and Permits.  Buyer has all material governmental or
                --------------------
regulatory licenses, permits and authorizations (all of which are in full force and effect) reasonably necessary to conduct their business as it is now being conducted, except for such governmental or regulatory licenses, permits and authorizations the absence of which could not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and none of such governmental or regulatory licenses, permits and authorizations will be impaired as a result of the transactions contemplated by this Agreement, except in any case that could not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with, or that it is in violation of, any such governmental or regulatory licenses, permits and authorizations in a manner that could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and there are not currently existing circumstances that are likely to result in a failure of Buyer to comply with, or in a violation by Buyer of, any such governmental or regulatory licenses, permits or authorizations that could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

          5.17  Title to Assets.  Buyer has good and marketable title to all of
                ---------------
the owned tangible personal property used in the conduct of its business free and clear of all Encumbrances, except for assets disposed of in the ordinary course of business. Buyer has good and valid leasehold title to all leased tangible personal property leased by it from third parties, free and clear of all Encumbrances, except for imperfections individually or in the aggregate as could not reasonably be expected to cause a Buyer Material Adverse Effect, and subject to the rights of the lessor in and to such leased tangible personal property as is subject to hire, leasing or rental agreements.

          5.18  Inventory.  The value at which the inventory of Buyer is carried
                ---------
on the Buyer's consolidated balance sheet for the fiscal year ended December 31, 1995 and Buyer's consolidated balance sheet for the quarter ended March 31, 1996 reflects the customary inventory valuation policy of Buyer and is in accordance with GAAP. Since March 31, 1996, the Buyer has in all material respects continued to replenish its inventory in the ordinary course of business consistent with past practice, and has not made any material change in its inventory policies or procedures.

          5.19  Backlog.  The Buyer has delivered to the Companies a description
                -------
of the Buyer's backlog of orders believed firm at March 31, 1996, indicating each applicable customer, purchase order, type of product(s), scheduled shipment date(s), dollar amount(s) of scheduled shipment(s) and customer deposits or payments, if any, made with respect thereto.

          5.20  Tax Returns and Audits.
                ----------------------

          (a) Buyer has prepared and timely filed all federal, state and other tax returns required by law to be filed by it, has paid or made provision for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been made and are reflected in Buyer's Financial Statements to the extent required by GAAP for all current taxes and other charges to which Buyer is subject and which are not currently due and payable. None of the federal income tax returns of Buyer have been audited by the Internal Revenue Service in such a manner to bring such audit to the attention of Buyer. There are no additional assessments or adjustments pending or, to the best knowledge of Buyer, threatened against Buyer for any period, nor is Buyer aware of any basis for any such assessment or adjustment.

          (b) Since March 31, 1996, no further material liability or contingent material liability for taxation of Buyer has arisen or is likely to arise otherwise than as a result of transactions entered into by Buyer in the ordinary course of business.

          (c) Buyer is not aware of any circumstance which will or may, whether by lapse of time or by notice of assessment or otherwise, give rise to any material dispute with any relevant taxation authority in relation to its liability or accountability for taxation, any material claim made by it, material relief, deduction or allowance afforded to it, or in any material respect in relation to the status or character of Buyer under or for the purpose of any provision of any legislation relating to taxation.

          5.21  Environmental and Safety Laws.
                -----------------------------

          (a) To the best knowledge of Buyer, no land or other asset owned occupied, possessed or used by Buyer on or at any time before the date of this Agreement (i) contains or has contained (in the case of land, above or below ground) a hazardous substance or article, waste or other pollutant or contaminant, (ii) is or has been used for the deposit, storage, treatment or disposal or waste or sewage or (iii) is referred to or listed in a register of polluted or contaminated land, and no matter exists which might give rise to an entry in such a register.

          (b) To the best knowledge of Buyer, Buyer has obtained and complied with the terms and conditions of each governmental or regulatory license, permit or authorization (collectively, the "Environmental Permits"), and all applicable legal and administrative requirements, concerned with the pollution or protection of the environment (including the disposal of waste) or harm to or the protection of the health of humans, animals or plants. Buyer is not aware of any expenditure or work which is or will be necessary to comply with, maintain or obtain any such Environmental Permit. No release or discharge of a hazardous substance or article, waste, sewage or other pollutant or contaminant has exceeded an allowed quota or limit prescribed or specified under any applicable legal or administrative requirement or in a condition to an Environmental Permit.

          (c) Neither Buyer nor any person for whose acts or defaults Buyer may be vicariously liable is involved, or has during the five (5) years ending on the date of this Agreement been involved, in a civil, criminal, arbitration, administrative or other proceeding concerned with the pollution or protection of the environment, or harm to or the protection of the health of humans, animals or plants in any jurisdiction. No civil, criminal, arbitration, administrative or other proceeding of that type is pending or, to the best knowledge of Buyer, threatened by or against Buyer or a person for whose acts or defaults Buyer may be vicariously liable. To the best knowledge of Buyer, no matter exists which might give rise to a proceeding of that type.

          (d) There is and has been no governmental or other investigation, enquiry or disciplinary proceeding relating to the pollution or protection of the environment, or harm to or the production of the health of humans, animals or plants, concerning Buyer and none is pending or, to the best knowledge of Buyer, threatened. To the best knowledge of Buyer, no matter exists which might give rise to an investigation, enquiry or proceeding of that type.

          (e) To the best knowledge of Buyer, Buyer has no liability (actual or contingent, or which might hereafter arise) to make good, repair, re-instate or clean up land or any other asset on or before the date of this Agreement owned, occupied, possessed or used by Buyer.


          (f) Notwithstanding the foregoing, each of the representations or warranties contained in clauses (a) through (e) above shall only relate to those events, facts, conditions or circumstances that have or could be reasonably expected to have, either individually or in the aggregate, a Buyer Material Adverse Effect.

          5.22  Board of Directors Approval.  The Board of Directors of Buyer
                ---------------------------
has unanimously approved the transactions contemplated by this Agreement and has unanimously determined that such transactions are fair to and in the best interests of Buyer and its shareholders. Such action of the Board of Directors remains in full force and effect.

          5.23  Related-Party Transactions.  Except as described in the Buyer's
                --------------------------
Disclosure Letter, since December 31, 1992 no director or executive officer of Buyer, nor any security holder owning more than 5% of the outstanding shares of Buyer, nor any Associate or member of the immediate family of the foregoing persons (a) has engaged in any transaction, or series of similar transactions, to which the Buyer was or is to be a party, in which the amount involved exceeded or exceeds US$60,000, except in respect of compensation for services rendered as an employee in the ordinary course of business, (b) has owned, of record or beneficially, in excess of a 10% equity interest in, any business or professional entity that has made payments to, or received payments from, the Buyer in the aggregate exceeding US$60,000 in any full fiscal year, or (c) been indebted to the Buyer at any time in an amount in excess of US$60,000.

          5.24  Proprietary Rights.  Buyer (a) owns or has the right to use,
                ------------------
free and clear of all Encumbrances, all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, licenses and similar rights with respect to the foregoing, necessary for and used in the conduct of its business as now conducted, to Buyer's best knowledge, without infringing upon or otherwise acting adversely to the right or claimed right of any person under or with respect to any of the foregoing, (b) is not contractually or, to Buyer's best knowledge, otherwise obligated to make any material payments by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any patent, trade secret, trademark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise, (c) has not received any notice of conflict with the asserted rights of others with respect to such matters, (d) owns or has the unrestricted right to use all trade secrets, including know-how, customer lists, inventions, designs, processes, computer programs and technical data used by Buyer in the development, operation and sale of all products and services sold by it, to its best knowledge free and clear of any rights, liens or claims of others, and (e) to its best knowledge, is not using any confidential information or trade secrets of others. A list of all patent, patent applications, trademarks and service marks, trademark and service mark applications, licenses and trade names which the Buyer has taken action to obtain perfect or protect by filings with any governmental agency are contained in the Buyer Disclosure Letter.

          5.25  Real Property.  All real property owned, occupied, used by or in
                -------------
the possession of the Buyer is listed in the Buyer Disclosure Letter (the "Buyer Real Property"). Except as set forth in the Buyer Disclosure Letter, Buyer has good and marketable title to all Buyer Real Property owned by it in fee, and Buyer leases free and clear of all Encumbrances all Buyer Real Property not owned by it in fee.

          5.26  Disclosure.  No representation or warranty by Buyer in this
                ----------
Agreement contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein not misleading.

          5.27  Brokers.  Except with respect to any investment banking fee due
                -------
to Salomon Brothers and Unterberg Harris, Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.


                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

          6.1   Conduct of Business Prior to the Closing Date.  Each Company and
                ---------------------------------------------
Subsidiary, on the one hand, and Buyer and Buyer's Subsidiary, on the other hand, agrees with the other that, from the date hereof, and prior to the Closing Date, except as otherwise consented to or approved in writing by the other or expressly permitted by this Agreement:

          (a) its business shall be conducted only in the ordinary course and consistent with past practice and it shall not take any action inconsistent therewith or with the transactions contemplated hereby;

          (b) it shall not (i) amend its Articles of Association or Articles or Certificates of Incorporation, as the case may be, Memorandum or Bylaws, as the case may be, or other charter documents, (ii) change the number of issued or outstanding shares of its capital stock, or issue any debt or equity securities, or any options, warrants or other rights to acquire or subscribe for such securities (except, in the case of the Buyer, for the grant of stock options, not exceeding options covering 400,000 shares of Buyer's Common Stock, plus the amount of options contemplated by Section 6.14(b), under its Stock Option Plan, and the issuance of shares of Buyer's Common Stock pursuant to the exercise of outstanding stock options and warrants and the issuance of subordinate convertible debentures as contemplated by Section 7.3(g) hereof), (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock

(except, in the case of the Companies, as contemplated by and in accordance with Section 9.8 hereof), (iv) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock, or (v) split, combine or reclassify its outstanding shares of capital stock;

          (c) it shall not, directly or indirectly, (i) other than in the ordinary course of business and consistent with past practice, and except in the case of Buyer for the subordinated debt financing referred to in Section 7.3(g), incur any indebtedness for borrowed money, except indebtedness for borrowed money incurred under credit facilities existing as of the date hereof (or replacements thereof), inter-group borrowings or which otherwise does not exceed, at the date of each incurrence, the equivalent of US$250,000 in principal amount, (ii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business, (iii) sell, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any of its assets with a value exceeding, as of the date of such event, the equivalent of US$250,000 in the aggregate, other than inventory sold in the ordinary course of business and consistent with past practice or any pledge or other encumbrance pursuant to credit facilities in existence on the date hereof (or replacements of facilities in existence on the date hereof), (iv) purchase or acquire any business or any securities or assets of a business, (v) enter into any joint venture or partnership, (vi) settle any material litigation or waive or relinquish any material right or benefit or (vii) accelerate payments on any indebtedness;

          (d) it will use its reasonable best efforts to preserve intact its business organization, to keep available the services of its operating personnel and to preserve the goodwill of those having business relationships with it, provided that the loss of any personnel as a result of the announcement of the transactions contemplated by this Agreement shall not be deemed to be a breach of this Section 6.1(d);

          (e) it will not, directly or indirectly, (i) increase the compensation payable or to become payable by it to any of its employees, officers or directors, except in the ordinary course of business consistent with prior practice, (ii) make any payment or provision to, or otherwise amend, other than as required by the Company's Scheme or as permitted by the Buyer's Stock Option Plan, in each case in the ordinary course of business and consistent with prior practice, any stock option, bonus, profit sharing, pension, group insurance, severance pay, deferred compensation or other payment or employee compensation plan for the benefit of its employees, (iii) grant any stock options or stock appreciation rights, except as permitted by paragraph (b) above, (iv) enter into any new, or alter or amend any, employment, severance, consulting or other compensation agreement with any director, officer, Employee or Associate of it, except in the ordinary course of business consistent with prior practice, (v) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, Employee or director of it except in the case of travel, entertainment or other similar advances in the ordinary course of business consistent with prior practice, or (vi) enter into any other material transactions with any Associate of it or any of its shareholders, directors or executive officers;

          (f) it will not, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation, or make any loans or advances to any other individual, firm or corporation except in the ordinary course of business and consistent with past practices;

          (g) it will not incur capital expenditures (or commitments to make such expenditures which are not terminable at its option) which in the aggregate would exceed 110% of the amount forecasted therefor as of the date hereof with respect to any calendar month including or following the date hereof, nor shall it make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise or by the purchase of any property or assets of any other individual, firm or corporation;

          (h) it will not alter any practice with respect to accounting policies or procedures or make any reclassification of assets or liabilities, except, with respect to the Companies, for changes required by changes in SSAP or in the Companies Act 1985 or changes required to conform their financial statements to U.S. GAAP;

          (i) it will not close any office, plant, facility or warehouse, except as required by applicable law or in the event of a material casualty;

          (j) it will not enter into, with respect to any office, plant, facility and warehouse, any new lease, lease termination agreement or amendment of any agreement to lease real property, including without limitation, any amendments to any such agreement with respect to rent or additional rent, term assignment, subletting, "keep-open" clauses, non-competition clauses and required trade name clause, except, in the case of the Companies and the Subsidiaries, for lease modifications reflecting the resolution of currently pending rent reviews which would not in the aggregate reasonably be expected to result in rent increases exceeding (Pounds)150,000 annually;

          (k) it will not sell, assign or sublease any office, plant, facility or warehouse;

          (l) it will not enter into an agreement to do any of the things described in clauses (a) through (k) immediately above; and

          (m) it will promptly advise the other in writing of any event or occurrence that could be reasonably expected to have a Company Material Adverse Effect (in the case of notices by the Company) or a Buyer Material Adverse Effect (in the case of notices by the Buyer) or of any breach of any of its representations or warranties contained in Article IV or Article V, as applicable, or any breach by it of a covenant contained herein.

          6.2  Access to Properties and Records.  Each Company and Subsidiary,
               --------------------------------
on the one hand, and the Buyer, on the other hand, shall afford to the other and its investment bankers, accountants, legal counsel and other representatives (including without limitation the Buyer's environmental experts, for the purpose of conducting the investigation referred to in Section 7.3(j) hereof), on reasonable notice, full access during normal business hours from the date hereof to the Closing Date to all of its properties, books, accounts, agreements, personnel, facilities, proprietary information, contracts, commitments and records and shall make reasonably available its officers, employees and accounting professionals to answer fully and promptly questions put to them thereby. No investigation pursuant to this Section 6.2 will affect or be deemed to modify any representation or warranty made herein. All such corporate books, accounts and records shall remain the property of the Companies and the Subsidiaries on and after the Closing and shall not be removed from the facilities where they are presently maintained prior to the Closing.

          6.3  Acquisition Proposals.  Following the execution of this Agreement
               ---------------------
and prior to the termination of this Agreement under Section 8.1, each Company and each Shareholder agrees that it shall not, nor shall any of the Companies' directors, officers, Employees or other representatives or agents, directly or indirectly, communicate, solicit, initiate, encourage or participate (including furnishing non-public information concerning the business, properties or assets of any Company or Subsidiary) in any discussions or negotiations with regard to any proposal to acquire, directly or indirectly, any of the share capital of any Company or Subsidiary, to invest any funds in any Company or Subsidiary, whether such proposal, acquisition, investment or other transaction involves a stock sale, a tender offer, exchange offer, merger, consolidation or other business combination, or for the acquisition of a substantial portion of the assets of any Company or Subsidiary (an "Acquisition Proposal"). The Company and each Shareholder agree to immediately communicate to the Buyer the identity of such other party and the initial terms of any proposal it may receive from any other person or entity in respect of an Acquisition Proposal.

          6.4  Proxy Statement and Meeting of Buyer's Shareholders.
               ---------------------------------------------------

          (a) As soon as reasonably practicable following the date hereof, Buyer shall prepare and file with the Commission, and, within ten (10) business days following clearance with the Commission, mail to its shareholders the Proxy Statement with respect to a meeting of Buyer's shareholders to consider and vote, among other things, upon this Agreement and the transactions contemplated hereby, including without limitation, Buyer's purchase of the US Shares and ET Shares and the issuance of the Buyer Shares in connection therewith. Each Company, Subsidiary and Shareholder agrees to assist and cooperate with the Buyer in the preparation of the Proxy Statement with respect to information therein concerning any such Company, Subsidiary or Shareholder.

          (b) The Buyer, on the one hand, and each Company and Subsidiary and the Majority Shareholder, on the other hand, hereby represents, warrants and agrees with the other that the Proxy Statement will not, at the time the Proxy Statement is mailed, and at the date of the meeting of the shareholders of the Buyer held to approve the matters described therein, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval of the transactions contemplated by this Agreement in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is being made by either with respect to information supplied by the other for inclusion in the Proxy Statement. The Buyer further represents, warrants and agrees that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. The letter to shareholders, notice of meeting, proxy statement and form of proxy, or any information statement filed under the Exchange Act, as the case may be, that may be provided to shareholders of the Buyer in connection with the transactions contemplated by this Agreement (including any supplements), and any schedules required to be filed with the Commission in connection therewith, as from time to time amended or supplemented, are collectively referred to as the "Proxy Statement."

          (c) Buyer shall take all actions necessary in accordance with the California Corporations Code and the bylaws of Buyer to duly call, give notice of, convene and hold a meeting of its shareholders within forty-five (45) calendar days after the mailing of the Proxy Statement to approve the transactions contemplated by this Agreement.

          6.5  Indemnification by Buyer.
               ------------------------

          (a) Buyer agrees, upon and subject to the occurrence of the Closing, to indemnify the Companies and the Shareholders against and hold the Companies and each Shareholder harmless from any and all claims, obligations, costs and expenses, including without limitation, reasonable attorneys' fees and expenses, and liabilities of and damages thereto arising out of the material breach of any representation, warranty, covenant or agreement of Buyer contained in Sections
5.3 (Capital Stock), 5.4 (Buyer Shares), 5.5 (Authority) and 6.4(b) (Proxy Statement matters) hereof (the "Surviving Buyer Warranties"). Buyer agrees to similarly indemnify the Majority Shareholder and Nigel Wheeler against and hold them harmless from any such claims, obligations, costs and expenses arising by reason that either such person becomes an officer and/or director of Buyer upon or after the Closing and based upon any alleged act, omission or misconduct of Buyer, or its officers, directors or other agents, prior to the Closing to the same extent as all other officers and directors of Buyer.

          (b) The indemnified parties agree to give Buyer prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which they have knowledge concerning any liability or damage as to which they may request indemnification hereunder, provided that the failure to give such notice shall not impair the rights of the indemnified parties hereunder or otherwise if and to the extent that the Buyer is not prejudiced thereby. Buyer shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding (provided that Buyer shall have first acknowledged its indemnification obligations hereunder specifically in respect of such claim or proceeding) at its own expense, which counsel shall be reasonably satisfactory to the indemnified party or parties.
If Buyer elects to assume the defense of any such claim or proceeding, the indemnified party or parties may participate in such defense, but in such case the expenses of the indemnified party or parties incurred in connection with such participation shall be paid by the indemnified party or parties, unless (i) the indemnified party or parties have legal defenses available to them which are different than those available to the indemnifying party such that representation by counsel of Buyer's choosing would be inappropriate, or (ii) the indemnifying party agrees to pay such expenses, then in either such case such expenses shall be paid by the indemnifying party. Such expenses shall be paid as and when incurred. The indemnified party or parties shall cooperate with Buyer in the defense or settlement of any such claim, assertion, event or proceeding. If Buyer elects to direct the defense of any such claim or proceeding, the indemnified party or parties shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless Buyer consents in writing to such payment or unless Buyer withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of Buyer is entered against such indemnified party for such liability. If Buyer shall fail to defend, or if, after commencing or undertaking any such defense, Buyer fails to prosecute or withdraws from such defense, the indemnified party or parties shall have the right to undertake the defense or settlement thereof at Buyer's expense.

          6.6  Indemnification by the Shareholders.
               -----------------------------------

          (a) Each Shareholder agrees, severally and not jointly, upon and subject to the occurrence of the Closing, to indemnify Buyer against and hold Buyer harmless from any and all claims, obligations, costs and expenses, including without limitation, reasonable attorneys' fees and expenses and liabilities of and damages thereto arising out of any material breach of any representation, warranty, covenant or agreement of such Shareholder contained in
Article III hereof and, with respect solely to the Majority Shareholder, Sections 4.3 (Share Capital; Title to ET Shares), 4.4 (Authority), and 6.4(b) (Proxy Statement matters) hereof (the "Shareholder Surviving Warranties").

          (b) Buyer agrees to give the Shareholders prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any Loss as to which it may request indemnification hereunder, provided that the failure to give such notice shall not impair the rights of the Buyer hereunder or otherwise to the extent that the Shareholders are not prejudiced thereby. The Shareholders shall have the right to direct, through counsel of their own choosing, the defense or settlement of any such claim or proceeding (provided that the Shareholders shall have first acknowledged their indemnification obligations hereunder specifically in respect of such claim or proceeding) at their own expense, which counsel shall be reasonably satisfactory to Buyer. If the Shareholders elect to assume the defense of any such claim or proceeding, Buyer may participate in such defense, but in such case the expenses of Buyer incurred in connection with such participation shall be paid by Buyer, unless (i) the indemnified party or parties have legal defenses available to them which are different than those available to the indemnifying party such that representation by counsel of Buyer's choosing would be inappropriate, or (ii) the indemnifying party agrees to pay such expenses, then in either such case such expenses shall be paid by the indemnifying party. Such expenses shall be paid as and when incurred. Buyer shall cooperate with the Shareholders in the defense or settlement of any such claim, assertion, event or proceeding. If the Shareholders elect to direct the defense of any such claim or proceeding, Buyer shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted Loss, unless the Shareholders consent in writing to such payment or unless the Shareholders withdraw from the defense of such asserted Loss, or unless a final judgment from which no appeal may be taken by or on behalf of the Shareholders is entered against Buyer for such Loss. If the Shareholders shall fail to defend, or if, after commencing or undertaking any such defense, the Shareholders fail to prosecute or withdraws from such defense, Buyer shall have the right to undertake the defense or settlement thereof at the Shareholders' expense.

          6.7  General Indemnification Provisions.  If the indemnifying party is
               ----------------------------------
controlling the defense of a claim, the indemnifying party will not, without the prior written consent of the indemnified party or parties, enter into any settlement of such claim which could reasonably be expected to lead to liability or create any financial or other obligation on the part of the indemnified party or parties. If the indemnified party or parties are controlling the defense of a claim, the indemnified party or parties will not enter into any settlement of such claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld. The indemnifying party shall advance amounts to the indemnified party or parties then payable by the indemnifying party upon notice to the indemnifying party and upon the indemnified party or parties entering into an agreement to repay amounts advanced that it is ultimately determined not to be entitled to. The controlling party shall deliver, or cause to be delivered, to the other party or parties copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of any such claim and timely notices of, and the right to participate in (as observer), any hearing or other court proceeding relating to such claim.

          6.8  Best Efforts.  Upon the terms and subject to the conditions
               ------------
herein provided, Buyer, each Company and each Shareholder agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement including (a) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (b) to fulfill all conditions on its part to be fulfilled under this Agreement. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of each party or the proper persons to this Agreement shall take all such reasonably necessary action, including without limitation, the delivery by each Shareholder to Buyer of a proxy to vote the ET Shares in favor of this Agreement and the transactions contemplated hereby, if so requested by Buyer. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing. Each Company and Shareholder, on the one hand, and the Buyer, on the other hand, shall give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each shall use all reasonable efforts to remedy such failure. In addition, each shall give prompt notice to the other of any material developments involving its operations or activities.

          6.9  Consents.  The Buyer, each Company and each Shareholder will use
               --------
its reasonable best efforts to obtain all necessary waivers, consents and approvals of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

          6.10  No Transfer.  Each Shareholder agrees that such Shareholder will
                -----------
not, directly or indirectly, transfer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of any shares of either Company's share capital which such Shareholder owns on and after the date hereof; provided, however,
                                                          --------  -------
that any Shareholder may transfer a portion of such shares (subject to his rights and obligations hereunder with respect to such shares) to one or more trusts established for the benefit of members of his family or established for charitable purposes, provided that such trusts become a party hereto and become otherwise bound hereby with respect to such transferred shares. ETE agrees that it will not, directly or indirectly, transfer, sell, assign, pledge, hypothecate, encumber or otherwise dispose of any of the US Shares.

          6.11  Environmental Investigations.  Buyer shall conduct such
                ----------------------------
environmental investigations and reviews with respect to the Real Properties of the Companies, including without limitation, Phase I investigations, as it shall deem appropriate, in its sole discretion.

          6.12  Delivery of Financial Statements and Other Documents.  Until the
                ----------------------------------------------------
Closing Date, each Company, on the one hand, and the Buyer, on the other hand, shall deliver to the other:

          (a) as soon as practicable, but in any event within thirty (30) days after the end of each month, and within forty-five (45) days after the end of each quarter (with respect to the first three quarters of the applicable fiscal year) and within 60 days after the end of the last fiscal quarter, its unaudited consolidated profit and loss account, consolidated balance sheet and consolidated cash flow statement for such month or quarter, as the case may be, and for the fiscal year-to-date. Buyer's independent accountants, Ernst & Young, shall have reviewed all quarterly financial statements submitted by Buyer in compliance with the foregoing covenant;

          (b) as soon as practicable, but in any event within five (5) days of its receipt thereof, copies of any management letters and other correspondence of its independent auditors;

          (c) prompt notice of any material defaults under any material contracts and of any litigation;

          (d) monthly updates to the backlog descriptions described in Section
4.20 and 5.19, as applicable. Each such update shall serve to supersede and replace in its entirety all previous backlog descriptions, provided that such updated descriptions shall, thereafter, be subject to the representations and warranties set forth in Sections 4.20 and 5.19, as applicable;

          (e) as soon as practicable, all other information requested by the other, where such information is readily available and may be reduced to written form.

          6.13  Additional Payments at Closing.  The Buyer agrees that, upon the
                ------------------------------
Closing and the purchase of the ET Shares and US Shares by Buyer hereunder, the Buyer shall pay to Christopher D. Dobson the cash amount of US$7,500,000 pursuant to the Noncompetition Agreement (the "Dobson Noncompetition Fee") and shall deliver to the Companies (in such respective amounts as the Majority Shareholder shall direct) the following aggregate amounts and property as contributions to capital:

          (a) at the discretion of the Board of Directors of ET and ETE, the cash sum of approximately US$1,500,000, the precise amount of which shall be specified by the Majority Shareholder prior to the Closing as the amount which, when added to the cash amount paid by Buyer for the US Shares, as specified in
Section 1.3, represents the U.S. Dollar equivalent (the "Employee Bonus Amount") of One Pound Sterling for each day that all employees of the Companies and the Subsidiaries as of the Closing shall have been continuously employed by such Company or Subsidiary, as applicable, as of the Closing (such that the price paid for the US Shares, together with the capital contribution pursuant to this clause (a), shall be equal to the Employee Bonus Amount); and

          (b) a cash amount, the precise amount of which shall be specified by the Majority Shareholder prior to the Closing, calculated to result in an after-tax bonus payment (assuming the highest marginal income tax rates) to Nigel Wheeler of approximately Six Hundred Thousand Dollars (US$600,000) (such full pre-tax amount being referred to as the "Wheeler Bonus"), it being understood and agreed that Mr. Wheeler will take all appropriate action to minimize his actual income tax obligations in respect of the Wheeler Bonus and that the actual after-tax portion of such bonus may accordingly exceed US$600,000.

          The Companies agree to pay or deliver, or cause the Subsidiaries to pay or deliver, the following aggregate sums or consideration (subject to any applicable withholdings required by law) to the indicated persons at the indicated times.

          (i) to each employee of any Company or Subsidiary as of the Closing, a bonus for past services rendered in an amount equal to One Pound Sterling for each day that such employee shall have been continuously employed by such Company or Subsidiary, as applicable, as of the Closing, to be paid as soon as practicable after the Closing; and

          (ii) to Nigel Wheeler for past services rendered, the Wheeler Bonus, to be paid at the Closing.

          6.14  Company Employee Benefits and Stock Options.
                -------------------------------------------

          (a) At and following the Closing, the Buyer shall cause the Companies and Subsidiaries to, from and after the Closing, honor in accordance with their terms all existing employment arrangements with their respective directors, other officers and Employees, provided that such arrangements have been disclosed in accordance with the terms of this Agreement. Furthermore, the Buyer represents and warrants that it presently intends to cause the Companies and Subsidiaries to continue indefinitely to provide pension and welfare benefits to their Employees (considered as a group) which benefits are intended to be in the aggregate no less favorable than those currently provided by the Companies and Subsidiaries in the aggregate to such Employees. Nothing set forth above in this Section shall be deemed to constitute an amendment of any existing employee benefit plan, program or arrangement or to prevent the Buyer or any Company or any Subsidiary from making any change in any plan, program or arrangement, including any change required by law or deemed necessary or appropriate to comply with applicable law or regulation.

          (b) Sufficiently prior to the Closing to facilitate the satisfaction of the condition to Closing set forth in Section 7.2(f), the Buyer shall recommend to its Board of Directors and Compensation Committee thereof the grant, under the Buyer's Stock Option Plan, of options covering an aggregate of approximately 800,000 shares of Buyer's Common Stock to such employees of the Companies and Subsidiaries, and in such respective individual amounts, as shall be jointly determined by the Buyer and the Majority Shareholder prior to the Closing. Such recommended option grants shall otherwise be at prices and upon such terms as are customarily contained in options generally granted under the Stock Option Plan.

          6.15  Use of Company Information.  Buyer agrees that it shall not file
                --------------------------
with the Securities and Exchange Commission of the United States any disclosure document, including but not limited to the Proxy Statement, any document relating to the financing referred to in Section 7.3(g), any report or other document filed by the Buyer under the Exchange Act or otherwise made public, that includes the names of either of the Companies, the Shareholders or any Affiliate or Associate thereof, without the prior written consent of the Majority Shareholder, except solely as and to the extent that the Buyer is advised by its legal counsel that the same is required by law to be so filed (in which case the Buyer shall use its best efforts to provide to the Majority Shareholder, as early as possible prior to such filing, a copy of the document proposed to be so filed, and shall give the Majority Shareholder, as and to the extent practicable, reasonable opportunity to review and reasonably modify such proposed filing).


                                  ARTICLE VII

                              CONDITIONS PRECEDENT

          7.1  Conditions to Each Party's Obligations.  The respective
               --------------------------------------
obligations of each party to effect the transactions contemplated by the Agreement shall be subject to the conditions that (a) no governmental authority or other agency or commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary, or permanent) which is in effect and has the effect of prohibiting consummation of the transactions contemplated by this Agreement, and (b) the sum of all cash and cash equivalent assets plus amounts immediately available for additional borrowing under credit arrangements, of Buyer and the Companies on a consolidated, proforma basis immediately after and giving effect to the Closing, shall be not less than US$35,000,000.

          7.2  Conditions to the Obligations of the Shareholders.  The
               -------------------------------------------------
obligations of each Shareholder to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Buyer shall have performed in all material respects the obligations under this Agreement required to be performed by it on or prior to the Closing Date pursuant to the terms hereof.

          (b) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date.

          (c) Buyer shall have delivered to the Shareholders a certificate to the effect set forth in paragraphs (a) and (b) above in this Section.

          (d) Christopher D. Dobson and Nigel Wheeler shall each have been elected as members of the Board of Directors of the Buyer and additionally shall have been elected as the Vice Chairman of the Board and the Chief Operating Officer, respectively, of the Buyer.

          (e) The Buyer and Nigel Wheeler shall have entered into an Employment Agreement substantially in the form of Exhibit B hereto.

          (f) The Buyer shall have granted the stock options referred to in
Section 6.14(b).

          (g) The Companies and the Majority Shareholder shall have received such other duly and validly executed documents and instruments from the Buyer in connection with the Closing as have been reasonably requested by them and are customary for transactions of this type.

          (h) All necessary waivers, consents and approvals to or of the transactions contemplated by this Agreement of any third parties or governmental entities with respect to the Buyer, shall have been obtained and delivered to the Companies and the Majority Shareholder except where the failure to obtain any such waiver, consent or approval could not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or Buyer Material Adverse Effect.

          (i) The Shareholders shall have received the favorable opinion of Riordan & McKinzie, counsel to Buyer, substantially in the form of Exhibit C hereto, and otherwise in form and substance reasonably satisfactory to the Shareholders.

          (j) The Reimbursable Expenses (as defined in Section 8.2) shall have been paid at the Closing by the Buyer.

          (k) The Buyer and Christopher D. Dobson shall have entered into a Registration Agreement substantially in the form of Exhibit D hereto.

          (l) The Shareholders shall have obtained tax clearance to confirm that the exchange of securities pursuant to this Agreement is covered by Sections 135-137 of the Taxation of Chargeable Gains Act of 1992, by way of clearance under Section 38 of such Act.

          7.3  Conditions to the Obligations of Buyer.  The obligations of Buyer
               --------------------------------------
to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Each Company and each Shareholder shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Closing Date pursuant to the terms hereof.

          (b) The representations and warranties of each Shareholder contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date, except to the extent that any such representation or warranty is made as of a specified date in which case such representation or warranty shall have been true and correct as of such date.

          (c) The Companies and the Majority Shareholder shall have delivered to Buyer a certificate to the effect set forth in paragraphs (a) and (b) above in this Section.

          (d) Buyer shall have received a fully executed original of the Noncompetition Agreement from the Majority Shareholder substantially in the form of Exhibit E hereto.

          (e) Buyer shall have received the favorable opinion of Veale Wasbrough, counsel to the Companies and each Shareholder, substantially in the form of Exhibit F hereto and otherwise in form and substance reasonably satisfactory to Buyer.

          (f) Buyer shall have received such other duly and validly executed documents and instruments from the Companies, the Subsidiaries and the Shareholders in connection with the Closing as have been reasonably requested by it and are customary for transactions of this type.

          (g) Buyer shall have issued and sold to qualified institutional buyers subordinate convertible debentures pursuant to Rule 144A (or other available exemption) under the Securities Act in an amount at least equal to Fifty Million Dollars (US$50,000,000), on terms and conditions acceptable to Buyer, in its sole discretion, after consultation with the Majority Shareholder, including the Majority Shareholder's participation in the meeting of Buyer's pricing committee held to consider such terms and conditions.

          (h) All necessary waivers, consents and approvals to or of the transactions contemplated by this Agreement of any third parties or governmental entities with respect to any Company, Subsidiary or Shareholder shall have been obtained and delivered to Buyer except where the failure to obtain any such waiver, consent or approval could not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Buyer Material Adverse Effect.

          (i) A majority of the outstanding shares of Buyer's Common Stock shall have been voted in favor of this Agreement and the transactions contemplated hereby.

          (j) Buyer shall have completed the environmental investigations and reviews of the Real Properties referred to in Section 6.11, and shall not have reasonably concluded that any environmental conditions at any of the Real Properties could reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

          8.1  Termination.  This Agreement may be terminated and the
               -----------
transactions contemplated herein may be abandoned at any time prior to the Closing Date:

          (a) by the mutual written consent of Buyer and the Majority
Shareholder;

          (b) by any party, if by December 31, 1996 the Closing shall not have been consummated, provided that no party may terminate this Agreement under this
Section 8.1(b) if such failure has been caused by that party's breach of this Agreement;

          (c) by Buyer, if there is a material breach of any of the representations and warranties of any Company or Shareholder, or if any Company or Shareholder fails to comply in any material respect with any of its respective covenants or agreements contained herein; or

          (d) by the Shareholders, if there is a material breach of any of the representations and warranties of Buyer, or if Buyer fails to comply in any material respect with any of its covenants or agreements contained herein.

          8.2   Termination Fee; Expenses.  Upon a termination of this Agreement
                -------------------------
(except solely a No-Fee Termination, as defined below) the Buyer shall pay to the Companies (in such respective amounts as they jointly instruct the Buyer) an aggregate fee of US$1,000,000 (the "Termination Fee"), and the Buyer shall additionally pay to them all reasonable fees and expenses actually incurred by them in connection with the transactions contemplated hereby, including all reasonable legal, investment banking, accounting and other fees and expenses (the "Reimbursable Expenses"). The Termination Fee shall be payable in immediately available funds on the second business day following any termination giving rise to the obligation to pay such Termination Fee, and the Reimbursable Expenses shall be payable within ten business days following the submission to Buyer of a statement and accounting therefor.

          "No-Fee Termination" shall mean the following:

          (a) Any termination by Buyer or the Shareholders by reason of the non-occurrence of the condition to Closing set forth in clause (a) of Section 7.1 (limited to United Kingdom matters in the case of a termination by Buyer, and limited to United States matters in the case of a termination by the Shareholders) or by the Shareholders by reason of the non-occurrence of the condition to Closing set forth in Section 7.2(l);

          (b) Any termination by Buyer by reason of the non-occurrence of any condition to Closing set forth in clause (a), (b), (c), (d), (e), (f) or (h) of
Section 7.3; provided that any such termination by Buyer shall not constitute a No-Fee Termination if such non-occurrence is the result of a Company Material Adverse Change after the date of this Agreement; or

          (c) Any termination by the Shareholders by reason of the non-occurrence of any condition to Closing set forth in Section 7.2 if such non-occurrence is the result of a Buyer Material Adverse Change after the date of this Agreement.

          8.3  Effect of Termination.  Except as otherwise provided in Section
               ---------------------
8.2, in the event of the termination of this Agreement as provided in Section
8.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, provided that nothing in this Section
8.3 shall relieve any party of liability for any intentional breach of the purchase and sale covenants herein, or the covenant to use reasonable efforts to satisfy all conditions to Closing, which breach results in a termination of this Agreement. Notwithstanding the foregoing, the covenant set forth in Section 8.6 shall survive any termination of this Agreement for a period of one year.

          8.4  Amendment.  This Agreement may not be amended except by an
               ---------
instrument in writing signed on behalf of each of the parties hereto.

          8.5  Waiver.  At any time prior to the Closing Date, the parties
               ------
hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions herein, provided that any such waiver of or failure to insist on strict compliance with any such representation, warranty, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          8.6  Conduct Following Termination.  Following any termination of this
               -----------------------------
Agreement, neither Buyer nor its representatives, on the one hand, nor any Company or Subsidiary nor any of their respective representatives nor the Shareholders, on the other hand, shall publicly state any disparaging or similar remark regarding the other.

                                   ARTICLE IX

                                 MISCELLANEOUS

          9.1  Survival.  The Surviving Shareholder Warranties and the Surviving
               --------
Buyer Warranties shall survive after the Closing until the applicable statute of limitations provided by applicable law. All other representations and warranties herein shall terminate and be extinguished upon the Closing.

          9.2  Meaning of "Best Knowledge".  Whenever the term "best knowledge"
               ---------------------------
or "to the best of its knowledge" or any substantially equivalent phrase is used in this Agreement with respect to the representations and warranties of any Company, Subsidiary or Shareholder, on the one hand, or the Buyer, on the other hand, it shall mean both the actual knowledge of any such individual person and, in the case of a corporation, the actual knowledge of each executive officer thereof (including specifically the Majority Shareholder with respect to each Company), and such knowledge as any such person, director or officer could reasonably be expected to acquire in the course of reasonable inquiry and investigation of the matters with respect to which such representation and warranty is made.

          9.3  Notices.  All notices and other communications given or made
               -------
pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and (a) delivered personally, as of the date of such delivery, (b) sent by registered or certified mail (postage prepaid, return receipt requested), three (3) days after the mailing thereof, (c) by prepaid overnight carrier, one (1) day after delivery thereof, or (d) transmitted by facsimile, as of the date of receipt of a confirmation of transmission, to the parties at the following addresses and numbers:

          (i)   If to Buyer, to:

                Plasma & Materials Technologies, Inc.
                9255 Deering Avenue
                Chatsworth, California  91311
                Attention:  John LaValle, Chief Financial Officer
                Facsimile No.:  (818) 886-8098

          (ii)  If to ET, to:

                Electrotech Limited
                Thornbury Laboratories
                Littleton-Upon-Severn
                Thornbury
                Bristol, BS12-INP, U.K.
                Attention:  Nigel Wheeler, CEO
                Facsimile No.:  011-44-1-454-411824

          (iii) If to ETE, to:

                Electrotech Equipments Limited
                Thornbury Laboratories
                Littleton-Upon-Severn
                Thornbury
                Bristol, BS12-INP, U.K.
                Attention:  Nigel Wheeler, CEO
                Facsimile No.:  011-44-1-454-411824

          (iv)  If to the Shareholders, to:

                Christopher David Dobson
                Ann Dilys Dobson
                Elberton Manor
                Elberton, Bristol
                Avon B512-3AA, U.K.
                Facsimile No.: 011-44-1-454-418655

                Frank Stanley Keeble
                Patricia Ann Keeble
                Whistlers
                Kingston Seymour, Clevedon
                Avon B321-EXS, U.K.
                Facsimile No.: 0033 4182 6322

                Kenneth Nash Knight Willmott
                Peter Geoffrey Willmott
                Kevin Nash Knight Willmott
                6 Parc-y-Fro
                Creigian, Cardiff, U.K.
                Facsimile No.: 01222 345626
or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date actually received.

          9.4  Headings; Agreement.  The headings contained in this Agreement
               -------------------
are inserted for convenience only and do not constitute a part of this Agreement. The term "Agreement" for purposes of representations and warranties hereunder shall be deemed to include the Schedules and Exhibits hereto to be executed and delivered by a party.

          9.5  Publicity.  So long as this Agreement is in effect, the parties
               ---------
hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement or this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld or delayed.

          9.6  Entire Agreement.  This Agreement, the Letter Agreement dated May
               ----------------
2, 1996 and the Mutual Non-Disclosure Agreement dated December 19, 1995, as amended by that certain letter dated May 22, 1996 to ET's counsel from counsel to the Buyer, constitute the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof or thereof.

          9.7  Conveyance Taxes.  The Buyer agrees to assume liability for and
               ----------------
to hold the Shareholders harmless against any sales, use, transfer, stamp, stock transfer, real property transfer or gains, and value added taxes, any transfer, registration, recording or other fees (including without limitation, any stamp duties), and any similar taxes incurred as a result of the transactions contemplated hereby, other than capital gains taxes imposed upon the Shareholders by virtue of the disposal of the ET Shares or with respect to a higher rate of taxes due on any pre-Closing dividends due by reason of the transactions permitted by Section 9.8 hereof, as to which the Shareholders agree severally and not jointly to assume liability for and to hold Buyer and the Companies harmless against.

          9.8  Company Pre-Closing Dividends.  The Companies may, prior to the
               -----------------------------
Closing, declare and pay cash dividends to the Shareholders up to an amount permitted by law but not exceeding the net cash payment specified in Section 1.4(a) hereof, in which case the parties agree that:

          (a) Buyer shall, immediately prior to the Closing, loan to the Companies an amount equal to the sum of such dividends, plus all taxes required to be paid by the Companies in connection with the payment of such dividends (the "Dividend Taxes"), in order to fund the payment of such dividends immediately prior to the Closing and the payment of the Dividend Taxes;

          (b) The cash portion of the Purchase Price payable to the Shareholders at the Closing pursuant to Section 1.4 shall be reduced, prorata as to each Shareholder, by an aggregate amount equal to such loan by the Buyer;

          (c) Immediately after the Closing, the indebtedness of the Companies to the Buyer in respect of the loan referred to in clause (a) shall be forgiven by the Buyer as a contribution to the capital of the Companies but subject to the contingent obligation of the Companies to make the payments described in clause (d) below; and

          (d) From time to time if and when the Companies are entitled to a credit for the Dividend Taxes against other amounts due and payable for income taxes of the Companies, then the Companies shall pay to the Shareholders (promptly after such time as the Companies would have otherwise been required to pay to the taxing authorities the amounts so reduced by such credit), prorata to each Shareholder in the same proportion that the cash portion of the Purchase Price was reduced under clause (b) above, the aggregate amount of such credit.

          9.9  Advance of Reimbursable Expenses.  Within seven (7) days after
               --------------------------------
presentation to the Buyer by the Companies of invoices or other reasonable evidence thereof, the Buyer shall advance to the Companies a sum equal to all Reimbursable Expenses incurred by the Companies prior to the execution of this Agreement in respect of amounts payable to third parties other than Hambrecht & Quist, and excluding any internal charges or expenses of the Companies or any Subsidiary. Such payments shall be considered an advance in respect of any amounts ultimately owed by the Buyer to the Companies pursuant to Section 8.2 hereof and, if no amounts are ever owed by the Buyer to the Companies pursuant to Section 8.2 hereof by reason of the occurrence of a No-Fee Termination of this Agreement, the Companies shall, within seven (7) days following the occurrence of such No-Fee Termination, refund to the Buyer all amounts advanced to the Companies pursuant to this Section 9.9.

          9.10  Assignment.  This Agreement and all of the provisions hereof
                ----------
shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties, except as permitted by Section 6.10 hereof.

          9.11  Counterparts.  This Agreement may be executed in one or more
                ------------
counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          9.12  Governing Law.  The validity and interpretation of this
                -------------
Agreement shall be governed by English law, without reference to the conflict of laws principles thereof.

          9.13  Third Party Beneficiaries.  This Agreement is not intended to
                -------------------------
confer upon any other person any rights or remedies hereunder.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by an individual thereunto duly authorized, all as of the date first written above.


BUYER:                        PLASMA & MATERIALS TECHNOLOGIES, INC.
                              a California corporation


                              By:   /s/ Gregor J. Campbell
                                    -------------------------------
                                    Name:  Gregor J. Campbell
                                    Chief Executive Officer


ET:                           ELECTROTECH LIMITED
                              an English corporation


                              By:   /s/ Nigel Wheeler
                                    -------------------------------
                                    Name:  Nigel Wheeler
                                    Chief Executive Officer


ETE:                          ELECTROTECH EQUIPMENTS LIMITED
                              an English corporation


                              By:   /s/ Nigel Wheeler
                                    -------------------------------
                                    Name:  Nigel Wheeler
                                    Chief Executive Officer


SHAREHOLDERS:                 /s/ Christopher David Dobson
                              -------------------------------------
                              Name:  Christopher David Dobson


                              /s/ Frank Stanley Keeble
                              -------------------------------------
                              Name:  Frank Stanley Keeble


                              /s/ Kenneth Nash Knight Willmott
                              -------------------------------------
                              Name:  Kenneth Nash Knight Willmott

                              /s/ Kevin Nash Knight Willmott
                              -------------------------------------
                              Name:  Kevin Nash Knight Willmott


                              /s/ Ann Dilys Dobson
                              -------------------------------------
                              Name:  Ann Dilys Dobson


                              /s/ Patricia Ann Keeble
                              -------------------------------------
                              Name:  Patricia Ann Keeble


                              /s/ Peter Geoffrey Willmott
                              -------------------------------------
                              Name:  Peter Geoffrey Willmott

                                   EXHIBIT A

                         SCHEDULE OF THE CONSIDERATION

Shareholders                 Shares                      Cash (US$) Common Stock
                                                         distribution
                                                         ratio
Christopher David Dobson     58 ordinary `a' shares        4,853,334
Elberton Manor               of (Pound)1 each of ETE   )
Elberton                     4942 ordinary `b' shares  )
Bristol                      of (Pound)1 each of ETE   )
Avon                         324 ordinary shares of    )
BS12 3AA                     (Pound)1 each of ET       )
                                                       )35*
Ann Dilys Dobson             6 ordinary shares of      )
Elberton Manor               (Pound)1 each of ET       )
Elberton                                               )
Bristol                                                )
Avon                                                   )
BS12 3AA                                               )

Frank Stanley Keeble         12 ordinary `a' shares          373,333
Whistlers                    of (Pound)1 each of ETE   )
Kingston Seymour             2488 ordinary `b' shares  )
Clevedon                     of (Pound)1 of each of ETE)
Avon                         114 ordinary shares of    )
BS21                         (Pound)1 each of ET       )
                                                       )
                                                       )15*
Patricia Ann Keeble          6 ordinary shares of      )
Whistlers                    (Pound)1 each of ET       )
Kingston Seymour                                       )
Clevedon                                               )
Avon                                                   )
BS21                                                   )

Kenneth Nash Knight          12 ordinary `a' shares     15*  373,333
Willmott, Peter Geoffrey     of (Pound)1 each of ETE
Willmott and Kevin Nash      2488 ordinary `b' shares
Knight Willmott              of (Pound)1 each of ETE
c/o 6 Parc-y-Fro             120 ordinary shares of
Creigian                     (Pound)1 each of ET
Cardiff

* cash payable will be the sum of seventy five million dollars
(US$75,000,000) adjusted in accordance with the following clauses of the Share Sale and Purchase Agreement:

     6.13 the aggregate cash amounts to be contributed by the Buyer to the Companies at closing in relation to the Employee Bonus Amount, the Wheeler Bonus and the Dobson Fee.

     9.8 amount of loan made to the Companies to enable them to pay pre-closing dividends to the Shareholders.

and the balance will be distributed between Mr. and Mrs. Dobson, Mr. and Mrs. Keeble and Messrs. Willmott in the ratio 35:15:15 respectively.

                                   EXHIBIT B

                             EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement"), dated ____________ ___, 1996, is entered into by and between Nigel Wheeler ("Executive") and Plasma & Materials Technologies, Inc., a California corporation ("Employer").

                                  WITNESSETH:

     WHEREAS, concurrently herewith, Employer will acquire all of the outstanding shares of Electrotech Limited and Electrotech Equipments Limited, companies organized under the laws of England and in the business of manufacturing and selling semiconductor capital equipment (the "Business");

     WHEREAS, Executive has been employed as the Chief Executive Officer of Electrotech Limited and Electrotech Equipments Limited and has skills and experience in the Business and the technology associated therewith; and

     WHEREAS, Employer desires to obtain Executive's services for the conduct of its Business, and Executive desires to be employed in such Business by and for Employer.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

  1. Definitions.  As used in this Agreement, the following terms shall have the
     -----------
meanings set forth below.

      (a) "Affiliate" means any corporation, partnership, limited liability
           ---------
company or other person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified. For the purposes hereof, "control" means both the right to direct or cause the direction of the management and policies of an entity, whether through ownership of voting rights, by contract or otherwise, including without limitation the right to sell or cause the sale of all or substantially all of the assets of such entity.

      (b) "Board" means the Board of Directors of Employer.
           -----

      (c) "Disability" or "Disabled" has the meaning set forth in Section 10(b)
           ----------      --------
hereof.

      (d) "Effective Date of Termination" has the meaning set forth in Section
           -----------------------------
10(f) hereof.

      (e) "Termination For Cause" means the termination by Employer of
           ---------------------
Executive's employment because he has been convicted of a felony or been adjudged by a court of competent jurisdiction to have defrauded Employer, any Affiliate of Employer or any customer of Employer.

      (f) "Termination For Good Reason" means a termination by Executive of his
           ---------------------------
employment with Employer based on (i) a material diminution of Executive's duties as President and Chief Operating Officer, (ii) the imposition by the Board of a requirement that Executive report to persons other than the Board, the Chairman or the Chief Executive Officer, (iii) the breach by Employer of any of its material obligations under this Agreement or (iv) Employer ceasing to be engaged in the Business or in any business that is substantially similar to the Business.

      (g) "Termination Without Cause" means a termination by Employer of
           -------------------------
Executive's employment that is not a Termination For Cause or a termination resulting from Executive's death or Disability.

      (h) "Termination Without Good Reason" means a termination by Executive of
           -------------------------------
his employment with Employer that is not a Termination For Good Reason or a termination resulting from Executive's death or Disability.

  2. Employment.  Employer hereby employs Executive as an executive officer and
     ----------
Executive hereby accepts such employment upon the terms and conditions hereinafter set forth.

  3. Duties.
     ------

      (a) Executive shall perform his services as President and Chief Operating Officer, under the supervision of the Chairman and the Chief Executive Officer of Employer and within the framework of the policies and objectives of Employer. In such capacity, Executive (i) shall exercise general day-to-day supervisory responsibility and operational and management authority over Employer and its officers and executives and all of its Affiliates and their respective officers and executives, (ii) shall provide advice and input to members of Employer's Board and shall, at their request, attend all meetings of the Board for that purpose, and (iii) shall perform such other duties as may be assigned to him from time to time by the Board.

      (b) Executive shall devote his entire business time, attention and energies to the performance of his duties and functions under this Agreement and shall not during the term of his employment hereunder be engaged in any other substantial business activity for gain, profit or other pecuniary advantage. Executive shall faithfully, loyally and diligently perform his assigned duties and functions and shall not engage in any activities whatsoever which conflict with the objectives of Employer's Business during the term of his employment hereunder.

      (c) Employer shall furnish Executive with such facilities at the corporate offices of Electrotech Limited and services as are suitable to his position and adequate for the performance of his duties and functions hereunder. It is understood that Executive's "home base" location shall be at Ringland Way, Newport, Gwent NP62TA.

  4. Director.  During the term of this Agreement, Executive shall be nominated
     --------
to serve as a director of the Board of Employer.

  5. Term.  The term of this Agreement shall commence on the date hereof and
     ----
shall continue until ____ __, 1999 (the "Initial Term"), and thereafter shall continue for additional one-year periods unless and until such time as either party hereto provides written notice to the other thirty (30) days prior to the end of the third year of the Initial Term or prior to the end of any such additional one-year period (such additional one-year periods, together with the Initial Term, the "Employment Term"). Upon any termination of Executive's employment hereunder (other than a Termination Without Good Reason or a Termination for Cause), Executive shall be retained as a consultant to Employer until all of the stock options described in Section 6(c), and any other stock options which may have been granted to Executive, have fully vested, upon acceleration or otherwise.

  6. Compensation.  Employer shall pay to Executive, as compensation for the
     ------------
services agreed to be rendered by Executive hereunder, the following:

      (a) Base Salary.  During the Employment Term, Employer shall pay to
          -----------
Executive a salary of $250,000 per annum payable in British pounds sterling; provided, that the amount of such base salary shall be reviewed and may be
--------
adjusted by Employer annually during the Employment Term in light of the conditions then existing and the services then being rendered by Executive, in which case Executive's base salary shall be such higher amount as may be determined by Employer (such annual base salary, as in effect from time to time, being referred to herein as the "Base Salary"). The Base Salary shall be payable monthly at the exchange rate prevailing at the date of each monthly payment, less appropriate deductions for federal, state and local income taxes, FICA contributions and any other deductions required by law or authorized by Executive.

      (b) Annual Performance Bonus.  In addition to the Base Salary, Executive
          ------------------------
shall be eligible to receive an annual performance bonus (the "Annual Bonus") for each year of service (or any part thereof in the event of termination of Executive's employment hereunder (other than a Termination Without Good Reason or a Termination for Cause), in which case any Annual Bonus shall be prorated for such partial year) during the Employment Term (each such year or any partial such year being referred to as an "Annual Bonus Period"), to the maximum extent of eligibility permitted to executive officers, or if no such bonus is permitted, in such amount, if any, as may be determined by the Board in its discretion. Each Annual Bonus shall be payable in British pounds sterling at the exchange rate prevailing at the date of payment which shall be in accordance with Employer's normal annual bonus payment schedule, less appropriate deductions for federal, state, and local income taxes, FICA contributions and any other deductions required by law or authorized by Executive.

      (c) Options.  Concurrently herewith, the Compensation Committee of the
          -------
Board of Employer shall grant to Executive, pursuant to Employer's 1991 Stock Option Plan, options to acquire 200,000 shares of Employer's common stock at an exercise price equal to the fair market value of the underlying shares of common stock on the date of such grant, 25% of which shall vest on each anniversary of the date of grant over a period of four years (the "Options"), subject to Executive's continuous employment or consultancy with Employer pursuant hereto.

      (d) Payment of Additional Amounts.  Employer shall pay to Executive, for
          -----------------------------
so long as Executive is not a resident of the United States, as additional payments, such amounts as may be necessary in order that every net payment of Executive's salary, bonus or other payment, after deducting or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon, or as a result of, such payment by the government of the United States or any state thereof or any political subdivision or taxing authority of or in the United States, will not be less than (x) the gross amount provided for herein, as may be adjusted by the Board of Directors pursuant hereto, then due and payable minus (y) the amount of income taxes payable by Executive or required to be deducted or withheld for or on account of any present or future tax, assessment or other governmental charge.

  7. Benefits.  During the Employment Term, Executive shall receive benefits, in
     --------
England, including, but not limited to, (a) life insurance equal to four times Executive's Base Salary, (b) medical insurance for Executive and his family, (c) home telephone for business and private use, (d) company car for business and private use, including fuel, (e) continuation of pension plan benefits, including employer contributions based on actuarials, (f) business class travel, and (g) all other benefits offered to other executive officers of the Employer to the maximum extent so offered.

  8. Expenses.  During the Employment Term, Employer shall reimburse Executive
     --------
for all reasonable travel, entertainment and other business expenses incurred or paid by Executive in performing his duties and functions hereunder, upon Executive's submission of reasonable documentation thereof.

  9. Vacations.  In addition to such holidays, sick leave and personal time off
     ---------
as is allowed under the policies of Employer to management generally, Executive shall be entitled during each twelve-month period during the Employment Term to twenty-four (24) days of vacation and all statutory bank holidays of England, with full pay. The duration of such vacations and the time or times when they shall be taken will be determined by Executive in consultation with Employer.

 10. Termination.
     -----------

      (a) Death.  The Employment Term will terminate automatically in the event
          -----
of Executive's death. Upon such termination, Executive will be entitled to receive the payments prescribed by subsection 10(e)(iii).

      (b) Disability.  If Executive becomes Disabled, Employer may elect to
          ----------
give written notice of termination to Executive, which notice will specify the date of termination. Upon such termination, Executive will be released from any duties and obligations hereunder (except as set forth in Section 11) and Executive will be entitled to receive the payments prescribed by subsection 10(e)(i). "Disabled" as used in this Agreement means the inability of

Executive substantially to perform his duties for a period of 180 consecutive days or for a total of 180 days or more in any 360-day period as a result of a physical or mental illness, all as determined in good faith and on a reasonable basis by the Board. The Board will be deemed to have acted in good faith only if it acts in reliance on the advice of at least two physicians reasonably believed by the Board to be competent in such matters.

      (c) Termination For Cause or Without Good Reason.  The Employment Term may
          --------------------------------------------
be terminated by a Termination For Cause or a Termination Without Good Reason. Upon either such termination, Executive will be released from any duties and obligations under this Agreement (except as set forth in Section 11) and Executive will be entitled to receive the payments prescribed by subsection 10(e)(ii). Executive will not be entitled to any other payment in the event of a Termination For Cause or a Termination Without Good Reason other than any payment prescribed by Section 10(e)(ii) relating to the period before the Effective Date of Termination.

      (d) Termination Without Cause or For Good Reason.  The Employment Term
          --------------------------------------------
will be terminated by a Termination Without Cause or a Termination For Good Reason. Upon either such termination, Executive will be released from any duties under this Agreement (except as set forth in Section 11) and Executive will be entitled to receive the payments prescribed by subsection 10(e)(i).

      (e) Payment Upon Termination.  If the Employment Term is terminated before
          ------------------------
the third anniversary of the date of this Agreement, in addition to any rights Executive may have with respect to payments, if any, pursuant to Section 6, Employer will pay to Executive the following compensation which when paid will be deemed to be paid in final settlement of any claims in connection with such termination Executive may have against Employer or any Affiliate of Employer, and after such payments are made, Employer and its Affiliates will have no liability or obligation of any kind to Executive in connection with such termination:

           (i) Payment Upon Termination Without Cause or For Good Reason.  If a
               ---------------------------------------------------------
     Termination Without Cause or a Termination For Good Reason has occurred, or if Executive becomes Disabled, Executive will be entitled to receive his Base Salary (at the rate in effect at the Effective Date of Termination) through the remainder of the Employment Term (which, for purposes of this Section 10(e)(i), shall not be less than one year), without setoff or reduction in respect of such amounts, if any, earned by Executive from other employment after the Effective Date of Termination either, at Executive's election, in a lump sum payment or in the same manner as paid prior to the Effective Date of Termination and Executive shall receive all the benefits to which he is entitled pursuant to clauses (a), (b) and (e) of Section 7 through the remainder of the Employment Term.

          (ii) Payment Upon Termination For Cause or Without Good Reason.  If a
               ---------------------------------------------------------
     Termination For Cause or a Termination Without Good Reason has occurred, Employer will pay to Executive his Base Salary (as in effect on the Effective Date of

     Termination) and other benefits, including accrued vacation pay, (without setoff or reduction in respect of such amounts) to which Executive is entitled pursuant to this Agreement through the Effective Date of Termination.

               (iii)   Payment Upon Termination in the Event of Death.  In the
                       ----------------------------------------------
     case of a termination of this Agreement upon Executive's death, Executive's estate shall be entitled to receive his Base Salary (a rate in effect on the date of death) through the end of the month in which the Effective Date of Termination occurs and other benefits including those specified in
     Section 7 hereof through the end of the month in which the Effective Date of Termination occurs and accrued vacation pay (all without setoff or reduction in respect of such amounts).

      (f) Effective Date of Termination.  The "Effective Date of Termination" of
          -----------------------------
Executive's employment will be: (i) in the case of a Termination Without Cause, on the date specified in a notice given by Employer to Executive or, if no date is specified, on the date such notice is given; (ii) in the case of a Termination Without Good Reason, on the date specified in a notice given by Executive to Employer or, if no date is specified, on the date such notice is given; (iii) in the case of a Termination For Good Reason, the date notice of termination is given by Executive; or (iv) in the case of a Termination For Cause, the date notice of termination is given by Employer; (v) in the case of Executive's death, the date of death; and (vi) in case Executive is determined to be Disabled, the date the Board determines that Executive is Disabled.

 11. Confidentiality.  During the Employment Term, Executive will not use for
     ---------------
his own advantage or disclose any proprietary or confidential information relating to the business operations or properties of Employer, any Affiliate of Employer or any of their respective customers, suppliers, landlords, licensors or licensees. Upon the expiration or termination of the Employment Term, Executive will surrender and deliver to Employer all documents and information of every kind relating to or connected with Employer and its Affiliates and their respective businesses, customers, suppliers, landlord, licensors and licensees. The foregoing confidential information provisions shall not apply to information which: (i) is or becomes publicly known through no wrongful act of the Executive; (ii) is rightfully received from any third party without restriction and without breach by Executive of this Employment Agreement; or
(iii) is independently developed by Executive after the term of his employment hereunder or is independently developed by a competitor of Employer at any time. The provisions of this Section 11 shall survive the expiration and/or termination of this Employment Agreement for a period of two years from the Effective Date of Termination.

 12. Non-Compete.  During the Noncompetition Term (as defined below) Executive
     -----------
will not directly or indirectly engage in competition with Employer by being associated in any capacity (whether as employee, owner, consultant, agent or otherwise) with any person or entity that sells or offers to sell any products or services which are in the same line of business as the Business and which directly compete in any area in the world where the Employer's products or services are offered or sold by Employer. The foregoing sentence shall not preclude the ownership by Executive of 10% or less of any class of security of any issuer which is registered pursuant to the Securities Exchange Act of 1934, as amended, or which is listed on the London Stock Exchange. As used herein, "Noncompetition Term" means the period of Executive's employment with Employer and for such period after an Effective Date of Termination during which Executive continues to receive any payments equal to his Base Salary pursuant to subsection 10(e)(i) above.

 13. Arbitration.  Any dispute or controversy arising out of or relating to this
     -----------
Agreement or any claimed breach hereof shall be settled, at the request of either party, by an arbitration proceeding conducted in accordance with the rules of the American Arbitration Association ("AAA"), with the award determined to be appropriate by the arbitrator therein to be final, non-appealable and binding on the parties hereto, and with judgment upon such award as is rendered in any such arbitration proceeding available for entry and enforcement in any court having jurisdiction of the parties hereto. The arbitrator shall be an impartial arbitrator qualified to serve in accordance with the rules of the AAA and shall be reasonably acceptable to each of the Employer and the Executive.
If no such acceptable arbitrator is so appointed within fifteen (15) days after the initial request for arbitration of such disputed matter, each of the parties promptly shall designate a person qualified to serve as an arbitrator in accordance with the rules of the AAA, and the two persons so designated promptly shall select the arbitrator from among those persons qualified to serve in accordance with the rules of the AAA. The arbitration shall be held in the State of California in the United States at the time of the initiation of any such proceedings, or in such other place as may be agreed upon at the time by the parties. The expenses of the arbitration proceeding shall be borne by Employer.

 14. Indemnification.
     ---------------

      (a) Employer shall indemnify Executive to the fullest extent permitted by the Articles of Incorporation and Bylaws of Employer as in effect on the date hereof (or if such Articles of Incorporation or Bylaws are amended to broaden such indemnification, then such broadened indemnification terms shall apply) against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, penalties and amounts paid in settlement) reasonably incurred by Executive in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative in which Executive is made, or is threatened to be made, a party to or a witness in such action, suit or proceeding by reason of the fact that he is or was an officer, director, consultant, agent or Executive of the Employer or of any of Employer's Affiliates or is or was serving as an officer, consultant, director, member, Executive, trustee, agent or fiduciary of any other entity at the request of the Employer (a "Proceeding"). Employer shall maintain policies for insurance coverage of Executive to the fullest extent available to any other director or officer of Employer, which shall include director and officer insurance and insurance coverage relating to acts of Employer prior to the commencement of Executive's employment hereunder. Employer shall enter into an indemnification agreement with Executive to the same extent Employer has entered into such agreements with other executive officers of Employer.

      (b) The indemnification provided to Executive hereunder is in addition to, and not in lieu of, any additional indemnification to which he may be entitled pursuant to Employer's

Articles of Incorporation or Bylaws, any insurance maintained by Employer from time to time providing coverage to Executive and other officers and directors of Employer, or any separate written agreement with Executive. The provisions of this Section 14 shall survive any termination of this Agreement.

 15. Amendment and Modification.  This Agreement contains the entire agreement
     --------------------------
between the parties with respect to the subject matter hereof. Subject to applicable law and upon the consent of the Board of Employer, this Agreement may be amended, modified and supplemented by written agreement of Employer and Executive with respect to any of the terms contained herein.

 16. Waiver of Compliance.  Any failure of either party to comply with any
     --------------------
obligation, covenant, agreement or condition on its part contained herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing.

 17. Notices.  All notices, requests, demands and other communications required
     -------
or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by registered or certified U.S. Mail, postage prepaid, commercial overnight courier service or transmitted by facsimile and shall be deemed served or delivered to the addressee at the address for such notice specified below when hand delivered, upon confirmation of sending when sent by facsimile, on the second day after being sent when sent by overnight delivery or ten (10) days after having been mailed, certified or registered mail with postage prepaid:

If to Employer:                            If to Executive:
--------------                             ---------------
Plasma & Materials Technologies, Inc.      Nigel Wheeler
9255 Deering Avenue                        Ringland Way
Chatsworth, CA 91311                       Newport, Gwent NP62TA
Attention:  Chief Executive Officer        Facsimile: 011-44-1-633-414-040
Facsimile:  (818) 886-8756


or, in the case of either such party, to such substitute address as such party may designate from time to time for purposes of notices to be given to such party hereunder, which substitute address shall be designated as such in a written notice given to the other party addressed as aforesaid.

 18. Assignment.  This Agreement shall inure to the benefit of Executive and
     ----------
Employer and be binding upon the successors and general assigns of Employer. This Agreement shall not be assignable without the written consent of the parties hereto which consent may be given or withheld in the sole discretion of the parties hereto.

 19. Enforceability.  In the event it is determined that this Agreement is
     --------------
unenforceable in any respect, it is the mutual intent of the parties that it be construed to apply and be enforceable to the maximum extent permitted by applicable law.

 20. Applicable Law.  This Agreement shall be construed and enforced in
     --------------
accordance with the laws applicable to contracts executed, delivered and fully to be performed in the State of California.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on and as of the day and year first above written.

                                 EMPLOYER:

                                 PLASMA & MATERIALS TECHNOLOGIES, INC.


                                 By:
                                    ----------------------------------
                                    Name:
                                    Title:

                                 EXECUTIVE:


                                 -------------------------------------
                                           Nigel Wheeler

                                   EXHIBIT C

                    [FORM OF OPINION OF RIORDAN & MCKINZIE]



                                 ________, 1996



The Shareholders parties to that
 certain Share Purchase Agreement
 dated July ___, 1996

     Re:    Share Purchase Agreement
            ------------------------

Ladies and Gentlemen:

     This firm has acted as counsel to Plasma & Materials Technologies, Inc., a California corporation ("Buyer"), in connection with that certain Share Purchase Agreement dated as of July ___, 1996 (the "Share Purchase Agreement") among Buyer, Electrotech Ltd., a corporation organized under the laws of England ("ET"), Electrotech Equipments Ltd., a corporation organized under the laws of England ("ETE," and sometimes collectively with ET, the "Companies"), Christopher D. Dobson, an individual, F.S. Keeble, an individual, and K.N.K. Willmott, as Managing Trustee of the Willmott Settlements (collectively, the "Shareholders"). This opinion is delivered to you in compliance with Section 7.2(i) of the Share Purchase Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Share Purchase Agreement.

     In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, documents and other instruments as we have deemed necessary or appropriate to enable us to express the opinions set forth below. In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies. In rendering this opinion, when the facts were not independently established or verified by us, we have relied upon certificates, statements, representations and opinions of officers, other representatives of the Buyer, public officials and others.

The Shareholders parties to that
 certain Share Purchase Agreement
 dated July ___, 1996
______________, 1996
Page 2


     This Opinion is subject to all matters contained or referred to in the Buyer Disclosure Letter.

     We have investigated such questions of law as we have deemed relevant and necessary in connection with rendering this opinion. We are attorneys duly admitted and qualified to practice only in the State of California, and, except as noted below in this paragraph, we are opining herein only as to the effect on the subject transactions of United States federal law and the laws of the State of California. With respect to all matters of the laws of England addressed by the last sentence of paragraph 2 and by paragraphs 3 and 4, we are, with your consent, opining in reliance on the opinion of Reynolds Porter Chamberlain, a copy of which is attached hereto. We are not opining on, and assume no responsibility as to the applicability of, or the effect on any of the matters covered herein of, the laws of any other jurisdiction.

     Based on the foregoing and subject to the qualifications, exceptions and limitations set forth herein, we are of the opinion that:

     1. To our best knowledge, the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign entity and is in good standing within such states of the United States of America where the character of the property owned or leased by it, or the nature of its activities, makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Buyer Material Adverse Effect.

     2. The execution and delivery of the Share Purchase Agreement by the Buyer and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors and shareholders of the Buyer. The Share Purchase Agreement has been duly executed and delivered by the Buyer and constitutes the valid and binding obligations of the Buyer, enforceable against it in accordance with its terms.

The Shareholders parties to that
 certain Share Purchase Agreement
 dated July ___, 1996
______________, 1996
Page 3


     3. The Buyer Shares issued to the Shareholders pursuant to the Share Purchase Agreement have been duly authorized, validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights.

     4. To our best knowledge, the execution, delivery and performance of the Share Purchase Agreement and the consummation by the Buyer of the transactions contemplated thereby will not (a) contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration or any right or obligation of the Buyer or to a loss of any benefit to which the Buyer is entitled under any provision of (i) applicable law or regulation, (ii) the Articles of Incorporation or Bylaws of the Buyer, or (iii) to the best of our knowledge, any agreement, contract, instrument, plan, lease, judgment, injunction, order, decree, award or other instrument binding upon the Buyer or
(b) to our best knowledge, result in the creation or imposition of any Encumbrances on any asset of the Buyer, except for any such contravention, default, termination, cancellation, acceleration, loss or Encumbrance that could not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect.

     5. To our best knowledge, there are no claims, actions, proceedings or investigations pending or threatened involving or affecting the Buyer or any of its properties or assets before any court or governmental or regulatory authority or body in which an adverse determination could reasonably be expected to have a Buyer Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by the Share Purchase Agreement. To our best knowledge, neither the Buyer nor any of its property or assets is subject to any order, judgment, injunction or decree that could reasonably be expected to have a Buyer Material Adverse Effect.

     The opinion expressed in paragraph 2 above is qualified to the extent that the validity, binding nature or enforceability of any term of the Share Purchase Agreement may be limited or otherwise affected by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally, and (b) general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific

The Shareholders parties to that
 certain Share Purchase Agreement
 dated July ___, 1996
______________, 1996
Page 4


performance or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). Furthermore, such opinion is limited with respect to any indemnity provisions contained in the Share Purchase Agreement to the extent that the enforcement thereof may be limited by public policy considerations.

     This opinion letter is intended solely for your benefit in connection with the transactions contemplated by the Share Purchase Agreement and may not be relied upon by you for any other purpose, or relied upon by any other person for any purpose without our prior written consent.

     Our liability in respect of the above opinion shall not in any event exceed the sum of Fifteen Million Pounds Sterling (Pounds 15,000,000) inclusive of all costs, demands, expenses, consequential damages and interest, and any such liability shall cease on the expiration of one year from the date of Closing.

                                    Very truly yours,

                                   EXHIBIT D
                                   ---------

                             REGISTRATION AGREEMENT


          THIS REGISTRATION AGREEMENT (this "Agreement") is made and entered into as of _____, 1996 by and between Plasma & Materials Technologies, Inc., a California corporation (the "Company"), and Christopher D. Dobson, an individual (the "Investor"). This Agreement is entered into pursuant to that certain Share Purchase Agreement dated as of July 17, 1996 (the "Share Purchase Agreement") by and among the Company, Electrotech Limited, Electrotech Equipments Limited, the Investor and certain other parties.

          1.    Definitions.  For purposes of this Agreement:
                -----------

                (a) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing with the Securities and Exchange Commission (the "SEC") a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the declaration or ordering of effectiveness of such registration statement or document; and

                (b) The term "Registrable Securities" means the ___________ shares of the Company's Common Stock issued to the Investor pursuant to the Share Purchase Agreement, and any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Common Stock.

           2.   Request for Registration.
                ------------------------

                (a) If the Company shall receive at any time after the first anniversary of this Agreement, a written request from the Investor that the Company file a registration statement under the Securities Act covering the registration of any Registrable Securities (provided that the aggregate amount of such Registrable Securities would exceed the amount specified in paragraph
(e) of Rule 144 under the Securities Act), then the Company shall file as soon as practicable, and in any event within 90 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Investor so requests to be registered.

                (b) The Company is obligated to effect only three such registrations pursuant to this Section 2; provided, however, that the Company
                               ---------
shall not be obligated to effect any such registration if the Company has, within the six months preceding the date of receipt of the request for such registration, already effected one such registration.

                (c) Notwithstanding the foregoing, if the Company shall furnish to the Investor a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than an additional 120 days after receipt of the request of the Investor referred to in Section 2(a) above; provided,
                                              ------------
however, that the Company may not utilize this right more than once in any 12-month period.

           3.  Company Registration.  If (but without any obligation to do so)
               --------------------
the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Investor) any of its stock or other securities under the Securities Act in connection with the public offering, on or after the first anniversary of this Agreement, of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock option, purchase or similar benefit plan or an SEC Rule 145 transaction), the Company shall, at such time, promptly give the Investor written notice of such registration. Upon the written request of the Investor given within 30 days after the effectiveness of such notice by the Company, the Company shall, subject to the provisions of
Section 8, cause to be registered under the Securities Act all of the
---------
Registrable Securities that the Investor has requested to be registered. In the event the Investor determines not to include any or all of the Registrable Securities held by the Investor in any such registration, the Investor shall continue to have the right to include such Registrable Securities in any subsequent registration, pursuant to the terms of this Section 3.
                                                       ---------

           4.  Obligations of the Company.  Whenever required under this
               --------------------------
Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Investor, keep such registration statement effective for up to 120 days.

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

               (c) Furnish to the Investor such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as he may reasonably request in order to facilitate the disposition of his Registrable Securities.

               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Investor, provided that the Company

                                       2.

shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. The Investor shall also enter into and perform its obligations under such an agreement.

               (f) Notify the Investor at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

               (g) Furnish, at the request of the Investor, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Investor, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Investor.

         5.    Furnish Information.  It shall be a condition precedent to the
               -------------------
obligations of the Company to take any action pursuant to this Agreement that the Investor shall furnish to the Company such information regarding himself, the Registrable Securities held by him, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

         6.    Expenses of Demand Registrations. All expenses other than
               --------------------------------
underwriting discounts and commissions incurred by the Company in connection with registrations, filings or qualifications pursuant to Section 2, including
                                                          ---------
(without limitation) all registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company.

          7.   Expenses of Company Registration.  The Company shall bear and pay
               --------------------------------
all expenses incurred by the Company in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 3, including (without limitation) all registration, filing
            ---------
and qualification fees, printers' and

                                       3.

accounting fees and fees and disbursements of counsel for the Company, but excluding underwriting discounts and commissions relating to Registrable Securities.

          8.   Underwriting Requirements.  In connection with any offering
               -------------------------
involving an underwriting of shares being issued by the Company, the Company shall not be required under Section 3 to include any of the Investor's
                            ---------
securities in such underwriting unless the Investor accepts the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders), provided that any shares being sold by the Investor in exercising a demand registration right granted in Section 2, or by any other shareholder exercising
                              ---------
a demand registration right similar to that granted in Section 2, shall not be
                                                       ---------
excluded from such offering.

          9.   Delay of Registration.  The Investor shall not have any right to
               ---------------------
obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

          10.  Indemnification.  In the event any Registrable Securities are
               ---------------
included in a registration statement under this Agreement:

               (a) To the extent permitted by law, the Company will indemnify and hold harmless the Investor, any underwriter (as defined in the Securities Act) for the Investor and each person, if any, who controls such Investor or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act") against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any Rule or

                                       4.

regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and, within 30 days after the Company receives a written request containing a description in reasonable detail of the expenses incurred, the Company will advance to the Investor and each underwriter or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, whether prior to or after final disposition of any claim or action (unless there has been a final determination that such Investor, underwriter or controlling person is not entitled to be indemnified for such expenses); provided, that at the time of such advance, such Investor, underwriter or controlling person shall agree to repay the amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified pursuant to the terms of this Agreement; provided, however, that the indemnity agreement contained in this Section 10(a)
                                                                  -------------
shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Investor, underwriter or controlling person.

               (b) To the extent permitted by law, the Investor will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, and any underwriter, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, or underwriter may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any violation, in each case to the extent (and only to the extent) that such violation occurs in reliance upon and in conformity with written information furnished by the Investor expressly for use in connection with such registration; and the Investor will reimburse as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 10(b)
                                                                  -------------
shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this Section 10(b) exceed the net proceeds
                                        -------------
from the offering received by the Investor.

               (c)   Promptly after receipt by an indemnified party under this
Section 10 of notice of the commencement of any action (including any
----------
governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 10, deliver to
                                                        ----------
the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying

                                       5.

party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 10, but the omission
                                                  ----------
so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 10.
     ----------

               (d)   The obligations of the Company and the Investor under this
Section 10 shall survive the completion of any offering of Registrable
----------
Securities in a registration statement under this Agreement, and otherwise.

               (e)   If the indemnification provided for in this Section 10 is
                                                                 ----------
held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

          11.  Termination of Registration Rights.  The Company's obligations
               ----------------------------------
pursuant to this Agreement shall terminate when the Investor can sell all of the Registrable Securities pursuant to Rule 144 under the Securities Act during any 90-day period.

          12.  Counterparts.  This Agreement may be executed in one or more
               ------------
counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original.

                                       6.

           13. Governing Law.  This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of California, without regard to principles of conflicts of laws.

           14. Entire Agreement.  This Agreement is intended by the parties
               ----------------
hereto as a final expression of their agreement and intended to be a complete and exclusive statement of the parties hereto in respect of the subject matter contained herein.

           15. Notices.  Unless otherwise provided, any notice required or
               -------
permitted under this Agreement shall be given in writing and shall be deemed effective when given upon personal delivery to the party to be notified or, if sent by telex or telecopier, upon receipt of the correct answer back, or three business days after deposit with the United States Post Office, by registered or certified mail, or upon delivery by Federal Express, DHL or similar courier, in each case postage and delivery charges prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten days' advance written notice to the other parties.

          IN WITNESS WHEREOF, the Company, each of the Investors and the Founder have caused this Agreement to be signed by an officer or partner thereunto duly authorized, all as of the date first written above.

                         PLASMA & MATERIALS TECHNOLOGIES, INC.


                         By:________________________________________
                                    Name:  _________________________
                                    Title: _________________________

                         Address:   ________________________________
                                    ________________________________
                                    ________________________________


                         ___________________________________________
                         CHRISTOPHER D. DOBSON

                         Address:   ________________________________
                                    ________________________________
                                    ________________________________


                                       7.

                                   EXHIBIT E

                            NONCOMPETITION AGREEMENT


     THIS NONCOMPETITION AGREEMENT ("Agreement") is made as of this ____ day of ______________, 1996 between Plasma & Materials Technologies, Inc., a California corporation ("Buyer"), and Christopher D. Dobson ("Shareholder").

                                R E C I T A L S:
                                - - - - - - - -

          A. Pursuant to a Share Purchase Agreement dated as of July ___, 1996 (the "Acquisition Agreement") among Buyer, Shareholder, Electrotech Limited, a corporation organized and existing under the laws of England ("ET"), Electrotech Equipments Limited, a corporation organized and existing under the laws of England ("ETE"; and sometimes collectively with ET, the "Companies") and the other shareholders of the Companies, Buyer will be acquiring all of the outstanding capital stock of the Companies and one subsidiary of ETE (the "Acquisition").

          B. The Acquisition Agreement requires that Shareholder enter into a noncompetition agreement upon the effectiveness of the Acquisition and that the obligation of Buyer to consummate the Acquisition is conditioned upon the Shareholder entering into such noncompetition agreement.

          C. The parties therefore desire to enter into this Agreement in order to implement the requirements of the Acquisition Agreement and to confirm in Buyer the good will of the business of the Companies and all of the benefits to be derived therefrom.

                               A G R E E M E N T:
                               - - - - - - - - -

          THEREFORE, in consideration of the Acquisition, the consideration to be received by Shareholder as a result of the Acquisition, the Noncompetition Fee set forth in Section 1 hereof and the mutual covenants herein contained and other consideration (the receipt and adequacy of which are hereby acknowledged by Shareholder), the parties hereby agree as follows:

          1. In consideration of the noncompetition covenant of Shareholder hereunder, the Buyer has paid to Shareholder the cash amount of Seven Million Five Hundred Thousand Dollars (US$7,500,000) (the "Noncompetition Fee") concurrent with the execution of this Agreement.

          2. (a) During the term hereof, Shareholder shall not directly or indirectly carry on or participate in any business in competition with the Business (as hereinafter defined) as long as the Business is carried on by the Companies (or Buyer, any subsidiary or controlled affiliate of Buyer or of the Companies or any person, corporation, partnership, trust or other organization or entity deriving title from Buyer or the Companies to the good will of the Business, all of whom together with Buyer and the Companies are sometimes collectively called the "Protected Entities"). "Business" means the semiconductor manufacturing equipment development, production and marketing business of the Companies as the same exists immediately prior to the Acquisition and as the same is to be carried on by the Companies immediately after the Acquisition.

         This covenant shall extend throughout the following geographic areas:

                (i)    The United Kingdom;

                (ii) The countries of the United States of America, France, Germany and Japan; and

                (iii) Each and every country and territory throughout the world in which either of the Companies or any of their subsidiaries does business immediately prior to the Acquisition.

          (b) The term "directly or indirectly carry on or participate in a business in competition with the Business" shall include Shareholder, directly or indirectly, doing any of the following listed acts:

                (i) carrying on or engaging in any such business as a principal, or on his own account, or solely or jointly with others as a director, officer, agent, employee, consultant or partner, or stockholder or limited partner owning (of record or beneficially, through a nominee or otherwise) more than ten percent (10%) of the stock of or equity interest in, or securities convertible into more than ten percent (10%) of the stock of or equity interest in, any corporation or limited partnership; or

                (ii) as agent or principal carrying on or engaging in any activities or negotiations with respect to the acquisition or the disposition of any such business; or

                (iii) lending credit or money for the purpose of establishing or operating any such business; or

                (iv) giving advice to any other person, firm, association or corporation engaging in any such business; or

                (v) lending or allowing his name or reputation to be used in any such business; or

                (vi) allowing his skill, knowledge or experience to be used in any such business.

                                       2.

               (c) The term of this covenant shall extend for a period of three (3) years commencing upon the effectiveness of the Acquisition.

               (d) It is the desired intent of the parties that the provisions of this Section 2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that the covenant hereunder shall be adjudicated to be invalid or unenforceable in any one such jurisdiction, this
Section 2 shall be deemed amended to delete therefrom or reform the portion thus adjudicated to be invalid or unenforceable, such deletion or reformation to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

           3. Upon breach of the covenant contained in Section 2, the Protected Entities shall be entitled to injunctive relief, both pending litigation and permanently, as a remedy at law would be inadequate and insufficient.

           4. The covenants of Shareholder hereunder shall be construed as and shall be independent of the covenants, representations, warranties and obligations of the Shareholder under the Acquisition Agreement or under any agreement or instrument delivered pursuant to the Acquisition.

           5. (a) All notices required or desired to be given hereunder shall be in writing and signed by the party so giving notice, and shall be effective when personally delivered or deposited in the United States mail, as certified or registered mail, return receipt requested, first class postage and fees prepaid, addressed as set forth below. Any party may from time to time change such party's address for giving notice by giving notice thereof in the manner outlined above:

               Plasma & Materials Technologies, Inc.
               9255 Deering Avenue
               Chatsworth, California  91311
               Attention:  _____________________

               Christopher D. Dobson
               Elberton Manor
               Elberton, Bristol
               Avon B512-3AA, U.K.

               (b) Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, by instituting any action or proceeding in court to enforce any provision hereof or to enjoin a breach of any provision hereof, or for a declaration of such party's rights or obligations hereunder, or for any other judicial remedy, then the prevailing party shall be entitled to be

                                       3.

reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys' fees (including costs of appeal).

             (c) This Agreement shall inure to the benefit of Buyer, the Companies and their successors and assigns.

             (d) The failure by a Protected Entity to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is in writing and signed by the waiving party, and in the case of any corporation, approved by its Board of Directors. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. This Agreement can be amended only by a written agreement executed by each party hereto.

             (e) The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by the internal substantive laws of California.

             (f) All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person, persons, entity or entities may require.

             (g) This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter hereof and any and all prior discussions, negotiations, commitments, letters of intent, memoranda, writings and understandings related hereto are hereby superseded.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                PLASMA & MATERIALS TECHNOLOGIES,
                                INC.

                                By:  _______________________________________

                                Its:  ______________________________________


                                ____________________________________________
                                CHRISTOPHER D. DOBSON


                                       4.

                                   EXHIBIT F

                     [FORM OF OPINION OF VEALE WASBROUGH]


                             _______________, 1996



Plasma & Materials Technologies, Inc.
9255 Deering Avenue
Chatsworth, California  91311

     Re:  Share Purchase Agreement
          ------------------------

Ladies and Gentlemen:

     This firm has acted as solicitors to Electrotech Ltd., a corporation organized under the laws of England ("ET"), Electrotech Equipments Ltd., a corporation organized under the laws of England ("ETE," and sometimes collectively with ET, the "Companies"), Christopher D. Dobson, an individual, F.S. Keeble, an individual, and K.N.K. Willmott, as Managing Trustee of the Willmott Settlements (collectively, the "Shareholders"), in connection with that certain Share Purchase Agreement dated as of July __, 1996 (the "Share Purchase Agreement") among Plasma & Materials Technologies, Inc., a California corporation ("Buyer"), the Companies and the Shareholders. This opinion is delivered to you in compliance with Section 7.3(e) of the Share Purchase Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to them in the Share Purchase Agreement.

     In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, documents and other instruments as we have deemed necessary or appropriate to enable us to express the opinions set forth below. In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies. In rendering this opinion, when the facts were not independently established or verified by us, we have relied upon certificates, statements, representations and opinions of officers, other representatives of the Company, public officials and others.

Plasma & Materials Technologies, Inc.
_______________, 1996
Page 2


        This Opinion is subject to all matters contained or referred to in the Shareholder Disclosure Letter and the Company Disclosure Letter.

        Based on the foregoing and subject to the qualifications, exceptions and limitations set forth herein, we are of the opinion that:

        1. To our best knowledge, each Company and each Subsidiary thereof incorporated in the United Kingdom (a "U.K. Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of England and Wales, has all corporate power and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business and is in good standing within the United Kingdom, except where the failure to be so qualified could not reasonably be expected to have a Company Material Adverse Effect.

        2. Save as specified in the Company Disclosure Letter and to our best knowledge, the shares of each of the Companies' outstanding capital stock have been duly authorized, validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights. Such shares are owned of record and, to the best of our knowledge, beneficially and free of all Encumbrances, by the Shareholders and in the respective amounts set forth on Exhibit A to the Share Purchase Agreement. To the best of our knowledge, there are no outstanding subscriptions, options, warrants, rights, convertible or exchangeable securities or other agreements, commitments or contingent liabilities on the part of either Company to issue any additional shares of capital stock or any other equity securities.

        3. The execution and delivery of the Share Purchase Agreement by each Company and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of each Company. The Share Purchase Agreement has been duly executed and delivered by each Company and each Shareholder and so far as we are aware constitutes the valid and binding obligations of each Company and each Shareholder, enforceable so far as we are aware against each Company and each Shareholder in accordance with its terms.

        4. Pursuant to the Share Purchase Agreement and to our best knowledge, the Shareholders have transferred to the Buyer good and marketable title to all the issued

Plasma & Materials Technologies, Inc.
_______________, 1996
Page 3


share capital of the Companies, and ETE has transferred to the Buyer good and marketable title to all the issued share capital of ET-US, free and clear of all Encumbrances, assuming that Buyer purchased the same in good faith and without notice of any adverse claims.

        5. So far as we are aware, the execution, delivery and performance of the Share Purchase Agreement and the consummation by each Company and by each Shareholder of the transactions contemplated thereby will not (a) contravene or constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of either Company or any U.K. Subsidiary or to a loss of any benefit to which such Company or such Subsidiary is entitled under any provision of (i) applicable law or regulation, (ii) the Memorandum and Articles of either Company or any U.K. Subsidiary or (iii) to the best of our knowledge, any agreement, contract, instrument, plan, lease, judgment, injunction, order, decree, award or other instrument binding upon either Company or any U.K. Subsidiary or (b) to the best of our knowledge, result in the creation or imposition of any Encumbrances on any asset of either Company or any U.K. Subsidiary, except for any such contravention, default, termination, cancellation, acceleration, loss or Encumbrance that could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

        6. To the best of our knowledge, there are no claims, actions, proceedings or investigations pending or threatened involving or affecting either Company or any U.K. Subsidiary or any of their properties or assets, or any Shareholder, before any court or governmental or regulatory authority or body in which an adverse determination could reasonably be expected to have a Company Material Adverse Effect or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by the Share Purchase Agreement. To the best of our knowledge, neither Company nor any U.K. Subsidiary nor any property or assets or any of them nor any Shareholder is subject to any order, judgment, injunction or decree that could reasonably be expected to have a Company Material Adverse Effect.

        The opinion expressed in paragraph 3 above is qualified to the extent that the validity, binding nature or enforceability of any term of the Share Purchase Agreement may be limited or otherwise affected by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally, and (b) general principles of equity, including (without limitation) concepts of materiality,

Plasma & Materials Technologies, Inc.
_______________, 1996
Page 4


reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). Furthermore, such opinion is limited with respect to any indemnity provisions contained in the Share Purchase Agreement to the extent that the enforcement thereof may be limited by public policy considerations.

        This opinion letter is intended solely for your benefit in connection with the transactions contemplated by the Share Purchase Agreement and may not be relied upon by you for any other purpose, or relied upon by any other person for any purpose without our prior written consent.

        Our liability in respect of the above opinion shall not in any event exceed the sum of Fifteen Million Pounds Sterling ((Pounds)15,000,000) inclusive of all costs, demands, expenses, consequential damages and interest, and any such liability shall cease on the expiration of one year from the date of Closing.

                                        Very truly yours,